SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ULTRA CLEAN HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

ULTRA CLEAN HOLDINGS, INC.

26462 Corporate Avenue

Hayward, CA 94545

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS OF

ULTRA CLEAN HOLDINGS, INC.

Date:	May 22, 2013

Time:	Doors open at 2:00 p.m. Pacific time

Meeting begins at 2:30 p.m. Pacific time

Place:	Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, CA 94025

Purposes:	•	Elect our directors

•	Approval of an increase in the number of shares available for issuance under our amended and restated stock incentive plan

•	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2013

•	Hold an advisory vote on executive compensation

•	Conduct other business that may properly come before the annual meeting or any adjournment or postponement thereof

Who Can Vote:	April 4, 2013 is the record date for voting. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof.

All stockholders are cordially invited to attend the meeting. At the meeting you will hear a report on our business and have a chance to meet some of our directors and executive officers.

Important Notice Regarding The Availability Of Proxy Materials For The Stockholder Meeting To Be Held On May 22, 2013: This Proxy Statement, along with our 2012 Annual Report to Stockholders, is available on the following website: http://materials.proxyvote.com/90385V. Whether you expect to attend the meeting or not, please vote electronically via the Internet or by telephone or by completing, signing and promptly returning the enclosed proxy card in the enclosed postage-prepaid envelope. You may change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

Sincerely,

Clarence L. Granger

Chairman and Chief Executive Officer

April 22, 2013

ULTRA CLEAN HOLDINGS, INC.

2013 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ULTRA CLEAN HOLDINGS, INC.

26462 Corporate Avenue

Hayward, CA 94545

PROXY STATEMENT FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

May 22, 2013

INFORMATION CONCERNING SOLICITATION AND VOTING

Your vote is very important. For this reason our Board of Directors is requesting that you permit your shares of common stock to be represented at our 2013 Annual Meeting of Stockholders by the proxies named on the enclosed proxy card. This proxy statement contains important information for you to consider in deciding how to vote on the matters brought before the meeting. The date of this proxy statement is April 22, 2013. The proxy statement and form of proxy are first being mailed to our stockholders on or about April 22, 2013.

Important Notice Regarding The Availability Of Proxy Materials For The Stockholder Meeting To Be Held On May 22, 2013: This Proxy Statement, along with our 2012 Annual Report to Stockholders are available on the following website: http://materials.proxyvote.com/90385V.

General Information

Ultra Clean Holdings, Inc., referred to in this proxy statement as “Ultra Clean,” the “Company” or “we,” is soliciting the enclosed proxy for use at our Annual Meeting of Stockholders to be held May 22, 2013 at 2:30 p.m., Pacific time or at any adjournment thereof for the purposes set forth in this proxy statement. Our annual meeting will be held at the offices of Davis Polk & Wardwell LLP, 1600 El Camino Real, Menlo Park, California 94025.

Who May Attend and Vote at Our Annual Meeting

All holders of our common stock, as reflected in our records at the close of business on April 4, 2013, the record date for voting, may attend and vote at the meeting. To attend the annual meeting, you must present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you must also provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to the record date, a copy of the voting instruction card provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership.

Each share of common stock that you owned on the record date entitles you to one vote on each matter properly brought before the meeting. As of the record date, there were issued and outstanding 28,450,121 shares of our common stock, $0.001 par value.

Holding Shares as a “Beneficial Owner” (or in “Street Name”)

Most stockholders are considered the “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares. If you are a stockholder of record, we are sending paper copies of the proxy materials directly to you. As our stockholder of record, you have the right to grant your voting proxy directly to us by mailing the enclosed proxy card, to vote on the Internet or by telephone, or to vote in person at the annual meeting.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or nominee, you are considered the beneficial owner of shares held in street name, and the proxy statement is being forwarded to you by or on behalf of your broker, bank or nominee (who is considered the stockholder of record with respect to those shares). As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote by following the instructions you receive from your broker, bank or nominee. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request, complete and deliver a proxy from your broker, bank or nominee.

How to Vote

You may vote in person at the meeting or by proxy. You may vote by proxy over the Internet, by telephone or by mail if you complete and return the enclosed proxy card. We recommend that you vote by proxy even if you plan to attend the meeting. You may change your vote at the meeting even if you have previously submitted a proxy.

How Proxies Work

This proxy statement is furnished in connection with the solicitation of proxies by us for use at the annual meeting and at any adjournment of that meeting. If you give us your proxy you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals, or you may abstain from voting.

If you give us your proxy but do not specify how your shares shall be voted on a particular matter, your shares will be voted:

•	FOR the election of each of the named nominees for director;

•	FOR the approval of an increase in the number of shares available for issuance under our amended and restated stock incentive plan;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;

•	FOR the approval of the compensation of our named executive officers; and

•	with respect to any other matter that may come before the annual meeting, as recommended by our Board of Directors or otherwise in the proxies’ discretion.

Changing Your Vote

You have the right to revoke your previously submitted proxy at any time before your proxy is exercised at the annual meeting.

You may revoke your proxy by resubmitting your vote on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), by signing and returning a new proxy card with a later date, by attending the meeting and voting in person or by giving written notice to our Secretary that you wish to revoke your previously submitted proxy.

Important Notice Regarding Delivery of Stockholder Documents

Only one proxy statement, annual report and set of accompanying materials, if applicable, is being delivered by us to multiple stockholders sharing an address, who have consented to receiving one set of such materials, until we receive contrary instructions from one or more of such stockholders. We will deliver, promptly upon written or oral request, a separate copy of such materials to a stockholder at a shared address to which a single copy of such materials was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and accompanying materials now or in the future, or stockholders sharing an address who are receiving multiple copies of the proxy statement and accompanying materials and wish to receive a single copy of such materials, should submit a request to Broadridge, c/o Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or call 800-542-1061.

Attending in Person

Any stockholder of record may vote in person at the annual meeting of our stockholders. All meeting attendees will be required to present a valid, government-issued photo identification, such as a driver’s license or passport, in order to enter the meeting.

If you are a beneficial owner and your shares are held in the name of your broker, bank or nominee, you must bring a proxy from your broker, bank or nominee.

Votes Needed to Hold the Meeting and Approve Proposals

In order to carry on the business of the annual meeting, stockholders entitled to cast a majority of the votes at a meeting of stockholders must be represented at the meeting, either in person or by proxy. In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast for a particular proposal, they will have the same effect as negative votes or votes against that proposal. Broker non-votes are also counted for the purpose of determining the presence of a quorum. Broker non-votes occur when shares held by a broker on behalf of a beneficial owner are not voted with respect to a particular proposal, which generally occurs when the broker has not received voting instructions from the beneficial owner and lacks the discretionary authority to vote the shares itself.

Election of Directors. The election of directors requires a plurality of the votes cast “for” the election of directors. “Plurality” means that the five nominees who receive the highest number of votes will be elected as directors. In the election of directors, votes may be cast in favor of or withheld from any or all nominees. Brokers do not have discretionary authority to vote shares without instructions from beneficial owners in the election of directors. Therefore, beneficial owners who are not stockholders of record and who want their vote to be counted in the election of directors must give voting instructions to their bank, broker or nominee before the date of the annual meeting.

Approval of an increase in the number of shares available for issuance under our Amended and Restated Stock Incentive Plan. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal will be required to approve an increase in the number of shares available for issuance under our amended and restated stock incentive plan from 6,755,695 to 9,855,695. The approval of the increase in the number of shares is not considered a routine proposal; therefore brokers lack the discretionary authority to vote shares without instructions from beneficial owners for this proposal.

Ratification of the appointment of our independent registered public accounting firm. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal will be required to ratify the appointment of our independent registered public accounting firm for the current fiscal year. We believe that the ratification of our independent registered public accounting firm is a routine proposal for which brokers may vote shares held on behalf of beneficial owners who have not given voting instructions with respect to that proposal.

Advisory vote on the compensation of our named executive officers. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal will be required to approve, by an advisory vote, the compensation of our named executive officers for fiscal year 2012. The advisory vote on the compensation of our named executive officers is not considered a routine proposal; therefore brokers lack the discretionary authority to vote shares without instructions from beneficial owners for this proposal.

Approval of any other matter properly submitted to the stockholders at the annual meeting generally will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on that matter.

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth information as of March 28, 2013 regarding the beneficial ownership (as defined by Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of our common stock by:

•	each person or group known by us to own beneficially more than five percent of our common stock;

•	each of our directors and named executive officers individually; and

•	all directors and executive officers as a group.

In accordance with applicable rules of the Securities and Exchange Commission (the “SEC”), beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable, and shares of restricted stock that vest, within 60 days of March 28, 2013. Shares issuable pursuant to the exercise of stock options, and shares of restricted stock that vest, in the 60 days following March 28, 2013 are deemed outstanding for the purpose of computing the ownership percentage of the person holding such options, or shares of restricted stock, but are not deemed outstanding for computing the ownership percentage of any other person. The percentage of beneficial ownership for the following table is based on 28,378,422 shares of common stock outstanding as of March 28, 2013.

The address of each of the named individuals in the table below is c/o Ultra Clean Holdings, Inc., 26462 Corporate Avenue, Hayward, CA 94545 unless otherwise indicated below. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
Greater than 5% Stockholders
AIT Holding Company LLC (1)	4,500,000	15.9%
c/o Houlihan Lokey 245 Park Avenue, 20th Floor New York, New York 10167
Austin W. Marxe and David M. Greenhouse (2)	2,640,275	9.3%
527 Madison Avenue, Suite 2600 New York, NY 10022
Royce & Associates, LLC (3)	2,506,475	8.8%
745 Fifth Avenue New York, NY 10151
BlackRock, Inc. (4)	1,512,072	5.3%
40 East 52nd Street New York, NY 10022
Named Executive Officers and Directors
Clarence L. Granger (5)	1,007,824	3.5%
Kevin C. Eichler (6)	223,830	*
Deborah E. Hayward (7)	215,488	*
Leonid Mezhvinsky (8)	163,852	*
Dr. Gino Addiego	157,688	*
Susan H. Billat (9)	70,858	*
David T. ibnAle (10)	65,000	*
John Chenault (11)	37,500	*
Lavi A. Lev	12,464	*
All Executive Officers and Directors as a Group (11 persons) (12)	2,114,514	7.2%

*	Less than 1%.

(1)	Based on a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on July 13, 2012. AIT Holding Company LLC beneficially owns directly 4,500,000 Shares, including 745,920 shares subject to an escrow agreement with Ultra Clean Holdings, Inc. whereby stock certificates for such shares bear the name of an affiliate of the escrow agent as holder while AIT Holding Company LLC holds sole voting power over such shares. HLHZ AIT Holdings, L.L.C. owns a majority voting interest in AIT Holding Company LLC and may be deemed to beneficially own indirectly the Shares. AIT Holding Company LLC and HLHZ AIT Holdings, L.L.C. disclaim beneficial ownership of the Shares in excess of their pecuniary interest.

(2)	Based on a Schedule 13G/A filed with the SEC on February 13, 2013.

(3)	Based on a Schedule 13G/A filed with the SEC on January 24, 2013.

(4)	Based on a Schedule 13G filed with the SEC on January 30, 2013.

(5)	Includes 664,157 shares subject to common stock options exercisable within 60 days of March 28, 2013.

(6)	Includes 93,750 shares subject to common stock options exercisable within 60 days of March 28, 2013.

(7)	Includes 182,500 shares subject to common stock options exercisable within 60 days of March 28, 2013.

(8)	Includes 7,500 restricted stock awards that vest on May 17, 2013. Also includes shares held by the Revocable Trust of Leonid Mezhvinsky and Inna Mezhvinsky, dated April 26, 1988 (the “Trust”), which Mr. Mezhvinsky is deemed beneficial owner. In addition, 126,352 of these shares are pledged by the Trust to UBS Bank as collateral for a line of credit. See “Stock Ownership Guidelines; Policy against Hedging Transactions and Pledges.

(9)	Includes 7,500 restricted stock awards that vest on May 17, 2013 and 30,000 shares subject to common stock options exercisable within 60 days of March 28, 2013.

(10)	Includes 7,500 restricted stock awards that vest on May 17, 2013 and 22,500 shares subject to common stock options exercisable within 60 days of March 28, 2013.

(11)	Includes 7,500 restricted stock awards that vest on May 17, 2013.

(12)	Includes 30,000 restricted stock awards that vest on May 17, 2013 and 1,055,407 shares subject to common stock options exercisable within 60 days of March 28, 2013.

At the close of business on April 4, 2013, the record date, we had 28,450,121 shares of common stock outstanding. Each share of our common stock is entitled to one vote on all matters properly submitted for a stockholder vote.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) requires our directors and executive officers and beneficial holders of 10% or more of a registered class of our equity securities to file certain reports with the Securities and Exchange Commission regarding ownership of, and transactions in, our equity securities. We have reviewed copies of the reports we received and written representations from the individuals required to file the reports.

Based solely on our review of such reports and representations, we believe that all of our directors, executive officers and beneficial holders of 10% or more of a registered class of our equity securities filed, on a timely basis, all reports required by Section 16(a) of the Exchange Act for the year ended December 28, 2012.

Cost of Proxy Solicitation

We will pay the cost of this proxy solicitation. Some of our employees may also solicit proxies, without any additional compensation. We may also reimburse banks, brokerage firms and nominees for their expenses in forwarding proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

Deadline for Receipt of Stockholder Proposals

If you wish to submit a proposal for inclusion in the proxy statement for our 2014 Annual Meeting of Stockholders, you must follow the procedures outlined in Rule 14a-8 of the Exchange Act, and we must receive your proposal at the address below no later than December 23, 2013. Stockholders intending to present a proposal at the next annual meeting without the inclusion of such proposal in the Company’s proxy materials, including for the election of director nominees, must comply with the requirements set forth in our bylaws. The bylaws require, among other things, that a stockholder must submit a written notice of intent to present such a proposal at the address below not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (as long as the date of the annual meeting is not advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, in which case notice must be received no earlier than 120 days prior to such meeting and no later than the later of 70 days prior to such meeting or the 10th day following the public announcement of the date of such meeting). Therefore, we must receive notice of such proposal for the 2014 Annual Meeting of Stockholders no earlier than January 22, 2014 and no later than February 21, 2014, otherwise such notice will be considered untimely and we will not be required to present it at the 2014 Annual Meeting of Stockholders. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Contacting Ultra Clean

If you have questions or would like more information about the annual meeting, you can contact us in either of the following ways:

• By telephone:	510-576-4400

• By fax:	510-576-4401

• In writing at our principal executive offices:	Secretary Ultra Clean Holdings, Inc. 26462 Corporate Avenue Hayward, CA 94545

PROPOSAL 1: ELECTION OF DIRECTORS

Our Amended and Restated Bylaws provide that our Board of Directors shall be elected at the annual meeting of our stockholders, and each director so elected shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Our Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, has recommended for nomination the nominees for director named below. All of these nominees currently serve as our directors.

If a director nominee becomes unavailable before the election, your proxy authorizes the people named as proxies to vote for a replacement nominee if the Nominating and Corporate Governance Committee names one.

Name	Position/Office Held With the Company	Age	Director Since
Clarence L. Granger	Chief Executive Officer, Chairman of the Board and Nominee for Director	64	2002
Susan H. Billat	Director and Nominee for Director	62	2004
John Chenault	Director and Nominee for Director	65	2009
David T. ibnAle	Director and Nominee for Director	41	2002
Leonid Mezhvinsky	Director and Nominee for Director	59	2007

Set forth below is information about each of our nominees for director:

Clarence L. Granger has served as our Chairman & Chief Executive Officer since October 2006, as our Chief Executive Officer since November 2002, as our Chief Operating Officer from March 1999 to November 2002 and as a member of our Board of Directors since May 2002. Mr. Granger served as our Executive Vice President and Chief Operating Officer from January 1998 to March 1999 and as our Executive Vice President of Operations from April 1996 to January 1998. Prior to joining Ultra Clean in April 1996, he served as vice president of Media Operations for Seagate Technology, which designs, manufactures, markets and sells hard disk drives, from 1994 to 1996. Prior to that, Mr. Granger worked for HMT Technology, a supplier of high-performance thin-film disks, as chief executive officer from 1993 to 1994, as chief operating officer from 1991 to 1993 and as president from 1989 to 1994. Prior to that, Mr. Granger worked for Xidex as vice president and general manager, Thin Film Disk Division, from 1988 to 1989, as vice president, Santa Clara Oxide Disk Operations, from 1987 to 1988, as vice president, U.S. Tape Operations, from 1986 to 1987 and as Director of Engineering from 1983 to 1986. Mr. Granger holds a master of science degree in industrial engineering from Stanford University and a bachelor of science degree in industrial engineering from the University of California at Berkeley. Mr. Granger is our Chief Executive Officer and has been with our company for 17 years. Our Board of Directors values his perspective as the leader of our strategic planning process as well as his intimate knowledge of our employee base, operations, customers, suppliers and competitive position in the semiconductor capital equipment industry.

Susan H. Billat has served as a director of Ultra Clean since March 2004. Since 2002, Ms. Billat has been a principal at Benchmark Strategies, a consulting firm, which she founded in 1990. Prior to that, she was a managing director and senior research analyst for semiconductor equipment and foundries at Robertson Stephens & Company, the former investment bank, from 1996 to 2002 and senior vice president of Marketing for Ultratech Stepper, a public company manufacturing semiconductor and disk drive equipment, from 1994 to 1996. Prior to 1994, Ms. Billat spent eight years in executive positions in the semiconductor equipment industry and twelve years in operations management, engineering management and process engineering in the semiconductor industry. Ms. Billat was on the board of directors of PDF Solutions, Inc. from 2003 to 2008. Ms. Billat holds bachelor and master of science degrees in physics from Georgia Tech and completed further graduate studies in electrical engineering and engineering management at Stanford University. Our Board of Directors values Ms. Billat’s extensive experience in the semiconductor industry and background in operations, marketing and investor relations. Ms. Billat qualifies as a financial expert and provides important support to the Audit Committee.

John Chenault has served as a director of Ultra Clean since June 2009. Mr. Chenault served as chief financial officer of Novellus Systems, a semiconductor company, from April 2005 to September 2005, at which point he retired. Prior to that, he served as vice president of Corporate Development from February 2005 to April 2005, vice president of operation and administration from September 2003 to February 2005, executive vice president of worldwide sales and service from February 2002 to September 2003 and executive vice president of business operations from July 1997 to January 2002. Mr. Chenault has also been a director of Tessera Technologies, Inc. since March 2013 and he is also a director of Synos Technology, Inc. Mr. Chenault holds a bachelor of business degree in economics and a masters degree in business administration from Western Illinois University. Our Board of Directors values Mr. Chenault’s extensive management and operations experience in the semiconductor industry. As a former executive officer in various capacities at one of our major customers, Mr. Chenault brings a valuable customer facing perspective to our Board of Directors. Mr. Chenault qualifies as a financial expert and chairs the Audit Committee.

David T. ibnAle has served as a director of Ultra Clean since November 2002 and as our lead director from February 2005 to February 2007. Mr. ibnAle has been a managing director of TPG Growth, LLC, a private equity firm, since May 2008. From April 2007 to March 2008, Mr. ibnAle was a partner of Francisco Partners, a private equity firm, and from December 1999 to April 2007, he was an investment professional with Francisco Partners. Prior to joining Francisco Partners, Mr. ibnAle was an investment professional with Summit Partners L.P., a private equity and venture capital firm, and prior to that he worked in the Corporate Finance Department of Morgan Stanley & Co, an investment bank. Mr. ibnAle has served on the boards of directors of Electrical Components International from 2006 to 2008, Metrologic Instruments from 2000 to 2008, Vitronics-Soltec from 2006 to 2008, Universal Instruments from 2006 to 2008 and Mitel Communications from 2007 to 2008. Mr. ibnAle holds an A.B. in public policy and an A.M. in international development policy from Stanford University and a masters degree in business administration from the Stanford University Graduate School of Business. Our Board of Directors values Mr. ibnAle’s experience as an investment professional, as well his experience in strategic planning and mergers and acquisitions, as he brings significant quantitative and qualitative financial experience to our Board of Directors. Mr. ibnAle qualifies as a financial expert and provides important support to the Audit Committee.

Leonid Mezhvinsky has served as a director of Ultra Clean since February 2007. Mr. Mezhvinsky served as our president from June 2006 to December 2007, following our acquisition of Sieger Engineering, Inc. He has more than two decades of management experience and in-depth knowledge of machine shop, electro mechanical assemblies and system integration utilized in semiconductor, medical and biotech OEM products. Prior to joining Ultra Clean, Mr. Mezhvinsky was president and chief executive officer of Sieger Engineering, Inc. which he joined in 1982. Mr. Mezhvinsky holds the equivalent of a bachelor of science in Industrial Automation from College of Industrial Automation, Odessa, Ukraine. Mr. Mezhvinsky brings to our Board of Directors substantial operational experience. As the former president of Sieger Engineering, which is now a part of our company, he has a deep understanding of our competitors, suppliers, products and customers.

There are no family relationships among any of our directors and executive officers. There are no arrangements or understandings between any of our directors and us pursuant to which such director was or is to be selected as a director or nominee. Information related to the compensation of our Board of Directors can be found under “––Director Compensation” below.

Board Recommendation

Our Board of Directors recommends that you vote “FOR” each of the nominees to the Board of Directors set forth in this Proposal 1.

Structure of Board of Directors and Corporate Governance Information

Director Independence. We are required to comply with the director independence rules of the NASDAQ Stock Market (“NASDAQ”) and the SEC. These rules require that the board of directors of a listed company be composed of a majority of independent directors and that the audit committee, compensation committee and nominating and corporate governance committee be composed solely of independent directors.

Our Board of Directors has determined that Susan H. Billat, John Chenault and David T. ibnAle are each independent in accordance with applicable NASDAQ and SEC rules. Accordingly, a majority of our Board of Directors is independent as required by NASDAQ rules.

Director Responsibilities. We are governed by our Board of Directors and its various committees that meet throughout the year. Our Board of Directors currently consists of five directors. During 2012, there were four meetings of our Board of Directors. We expect directors to attend and prepare for all meetings of the Board of Directors and the meetings of the committees on which they serve. Each of our directors attended more than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served during 2012.

Board Leadership Structure. Our corporate governance guidelines allow for the flexibility to combine or separate the offices of chairman and the chief executive officer to best serve the interests of the Company and its stockholders. We currently have a board leadership structure under which our CEO also serves as Chairman of our Board of Directors. Our Board of Directors believes this structure is, and has been, an efficient and successful leadership model for the Company promoting clear accountability and effective decision-making. Our Board of Directors believes that Mr. Granger has conducted his duties as Chairman effectively to date. Our Board of Directors recognizes that a different leadership model may be warranted under different circumstances. Accordingly, our Board of Directors periodically reviews its leadership structure.

The Board also continually reviews the need for effective independent oversight. Each member of each of our Board of Director’s standing committees is an independent director, and each independent director is actively involved in independent oversight. Our independent directors meet in executive session during each regularly scheduled quarterly meeting of our Board of Directors and periodically evaluate our Chairman and Chief Executive Officer. All directors have unrestricted access to management at all times and frequently communicate with the Chief Executive Officer and other members of management on a variety of topics. Given the above factors, our Board of Directors has determined that our leadership structure is appropriate and has not deemed it necessary or valuable to appoint an independent lead director at this time.

Corporate Governance. Our Board of Directors has adopted corporate governance guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and the corporate governance policies and standards applicable to us in general. In addition, we have adopted a code of business conduct and ethics that applies to all officers, directors and employees. Our corporate governance guidelines and our code of business conduct and ethics as well as the charters of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee are available on our website at http://www.uct.com/investors/corporate_governance.htm.

Communicating with our Board of Directors. Any stockholder wishing to communicate with our Board of Directors may send a letter to our Secretary at 26462 Corporate Avenue, Hayward, CA 94545. Communications intended specifically for non-employee directors should be sent to the attention of the chair of the Nominating and Corporate Governance Committee.

Annual Meeting Attendance. Our Board of Directors has adopted a policy that all members should attend each annual meeting of stockholders when practical. All of our directors, except for Mr. ibnAle, attended the 2012 annual meeting of stockholders.

Risk Oversight

Our Board of Directors plays an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board of Directors regularly reviews reports from the management team on areas of material risk to the Company, including operational, financial, legal and strategic risks. Each of the committees of our Board of Directors also oversees the management of company risks that fall within the committee’s areas of responsibility. The Audit Committee periodically reviews risks associated with financial reporting and internal controls, as well as risks associated with liquidity, customer credit, inventory reserves and insurance coverage. The Nominating and Corporate Governance Committee assists the Board in overseeing risks associated with board organization, membership and structure and corporate governance. The Compensation Committee assists the Board in reviewing whether any material risks arise from our compensation programs and in overseeing risks associated with succession planning for our executives.

Committees of our Board of Directors

Our Board of Directors has three principal committees. The following describes for each committee its current membership, the number of meetings held during 2012 and its mission:

Audit Committee. Among other matters, the Audit Committee:

•	hires and replaces our independent registered public accounting firm as appropriate;

•

evaluates the independence and performance of our independent registered public accounting firm, reviews and pre-approves any audit and non-audit services provided by our independent registered public accounting firm and approves fees related to such services;

•	reviews and discusses with management, the internal auditors and our independent registered public accounting firm our financial statements and accounting principles;

•	oversees internal auditing functions and controls; and

•	prepares the Audit Committee report required by the rules of the SEC.

A copy of the Audit Committee’s charter is available on our website at http://www.uct.com/investors/corporate_governance.htm.

The current members of the Audit Committee are John Chenault (chair), Susan H. Billat and David T. ibnAle. Our Board of Directors has determined that each member of the committee satisfies both the SEC’s additional independence requirement for members of audit committees and the other requirements of NASDAQ for members of audit committees. The Board of Directors has also concluded that each member of the Audit Committee qualifies as an audit committee financial expert as defined by SEC rules and has the financial sophistication required by NASDAQ. The Audit Committee met four times in 2012.

Compensation Committee. Among other matters, our Compensation Committee:

•	oversees our compensation and benefits policies generally, including equity compensation plans;

•	evaluates senior executive performance and reviews our management succession plan;

•	oversees and sets compensation for our senior executives; and

•	reviews and recommends inclusion of the Compensation Discussion and Analysis required to be included in our proxy statement by SEC rules.

A copy of the Compensation Committee’s charter is available on our website at www.uct.com/investors/corporate_governance.htm. The Compensation Committee’s process for deliberations on executive compensation is described below under “Compensation Discussion and Analysis.”

As part of our oversight of our executive compensation program and in conjunction with the Compensation Committee, we consider the impact of our executive compensation program and the incentives created by different elements of the executive compensation program on our risk profile. In addition, we review all of our compensation policies and procedures, including the incentives that they create and factors that affect the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Based on this review, we have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

The current members of the Compensation Committee are Susan H. Billat (chair), John Chenault and David T. ibnAle. Our Board of Directors has determined each member of the committee is independent as defined under NASDAQ and SEC rules. The Compensation Committee met five times in 2012.

Nominating and Corporate Governance Committee. Among other matters, our Nominating and Corporate Governance Committee:

•	identifies individuals qualified to fill independent director positions and recommends directors for appointment to committees of our Board of Directors;

•	makes recommendations to our Board of Directors as to determinations of director independence;

•	evaluates the performance of our Board of Directors;

•	oversees and sets compensation for our directors; and

•	develops, recommends and oversees compliance with our corporate governance guidelines and code of business conduct and ethics.

A copy of the Nominating and Corporate Governance Committee’s charter is available on our website at www.uct.com/investors/corporate_governance.htm.

The current members of the Nominating and Corporate Governance Committee are David T. ibnAle (chair) and Susan H. Billat. Our Board of Directors has determined that each current member of the Nominating and Corporate Governance Committee is independent as defined under NASDAQ. The Nominating and Corporate Governance Committee met three times in 2012.

Consideration of Director Nominees

Director Qualifications. The Nominating and Corporate Governance Committee charter specifies the criteria applied to director nominees. Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the interests of our stockholders. In conducting its assessment, the committee considers issues of judgment, diversity, age, skills, background, experience and such other factors as it deems appropriate given the needs of the Company and our Board of Directors. Although we do not have a formal policy with regard to the consideration of diversity, when identifying and selecting director nominees, the Nominating and Corporate Governance Committee also considers the impact a nominee would have in terms of increasing the diversity of our Board of Directors with respect to professional experience, skills, backgrounds, viewpoints and areas of expertise. The Nominating and Corporate Governance Committee also considers the independence, financial literacy and financial expertise standards required by our committee charters and applicable laws, rules and regulations, and the ability of the candidate to devote the time and attention necessary to serve as a director and a committee member.

Identifying and Evaluating Nominees for Director. In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee (or, if the Nominating and Corporate Governance Committee is not comprised solely of independent directors, our independent directors) consider(s) various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee (or our independent directors) through current directors, professional search firms engaged by us, stockholders or other persons. Candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee (or our independent directors) and may be considered at any point during the year.

Stockholder Nominees. Candidates for director recommended by stockholders will be considered by the Nominating and Corporate Governance Committee (or our independent directors). Such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for membership on our Board of Directors, information regarding any relationships between the candidate and our Company within the last three years and a written indication by the recommended candidate of the candidate’s willingness to serve on our Board of Directors. Stockholder recommendations, with such accompanying information, should be sent to the attention of the Chair of the Nominating and Corporate Governance Committee at the address listed under “Information Concerning Solicitation and Voting––Contacting Ultra Clean.”

Stockholders also may nominate directors for election at our annual meeting of stockholders by following the provisions set forth in our bylaws. The deadline and procedures for stockholder nominations are disclosed elsewhere in this proxy statement under the caption “Information Concerning Solicitation and Voting––Deadline for Receipt of Stockholder Proposals.”

Director Compensation

For fiscal year 2012, each non-employee director was paid a $30,000 annual retainer fee, as well as, if applicable, a $12,000 annual fee for serving on the Audit Committee, a $5,000 annual fee per committee for serving on the Compensation and the Nominating and Corporate Governance Committees, a $20,000 annual fee for serving as chair of the Audit Committee (which includes the fee to serve on the Audit Committee) and a $10,000 annual fee for serving as chair of the Compensation and Nominating and Corporate Governance Committees (which includes the fee to serve on each committee). In fiscal year 2012, on the date of our annual meeting of stockholders, each non-employee director was granted 7,500 restricted stock awards that fully vest on May 22, 2013. In 2012, the Compensation Committee reviewed the number of shares of restricted stock awards to be granted to non-employee directors based on our average stock price and the median equity compensation levels at peer companies.

In February 2013, the Compensation Committee recommended and the Board approved that, for fiscal 2013, each non-employee director would receive a cash retainer and equity award consistent with that received for fiscal year 2012, to be effective at the date of the 2013 annual meeting of stockholders. Annual fees for serving on or as chair of committees were not changed.

The following table sets forth compensation for our non-employee directors for fiscal year 2012:

Name	Fees Earned or Paid In Cash ($)	Stock Awards (1), (2) ($)	Total ($)
Susan H. Billat (3)	57,000	42,600	99,600
John Chenault	55,000	42,600	97,600
David ibnAle (3)	57,000	42,600	99,600
Leonid Mezhvinsky	30,000	42,600	72,600

(1)	Amounts shown do not reflect compensation actually received by the directors. The amounts shown are the grant date fair value for restricted stock awards granted in fiscal year 2012 computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The value is based on the closing price of our common stock on the day preceding the grant date.

(2)	Messrs. Chenault, ibnAle, Mezhvinsky and Ms. Billat each held an aggregate of 7,500 unvested restricted stock awards at December 28, 2012.

(3)	At December 28, 2012, Ms. Billat held 30,000 outstanding stock options and Mr. ibnAle held 22,500 outstanding stock options. No stock options were granted to our directors during fiscal year 2012.

Mr. Granger is not included in the table above because he received no separate compensation for services as a director during 2012. His compensation is set forth under “Executive Officer Compensation—Summary Compensation Table.”

Stock Ownership Guidelines; Policy against Hedging Transactions and Pledges

The Board of Directors has adopted stock ownership guidelines for our directors to more closely align the interests of our directors with those of our stockholders. The guidelines provide that each director should hold at least 10,000 shares of our common stock, and that each director be allowed three years from the date such director joined our Board of Directors to accumulate such number of shares of our common stock. All of our directors currently meet our stock ownership guidelines.

The Company’s Insider Trading Policy provides that shares of Ultra Clean stock shall not be made subject to a hedge transaction or puts and calls. None of our directors or executive officers engage in short sales of Company securities.

As of March 28, 2013, one of our non-employee directors, Leonid Mezhvinsky, had pledged certain of the shares of our common stock that he beneficially owns, as described in the footnotes under “Security Ownership of Certain Beneficial Owners and Management.” The pledge of these shares was pre-approved by our Chief Compliance Officer as required by our Insider Trading Policy. In determining to pre-approve such pledge, the Chief Compliance Officer considered the following in determining that the risk of the pledge to our stockholders was not significant:

•

the total number of shares pledged was insignificant in relation to the total number of shares of our common stock outstanding (less than 0.5% as of March 28, 2013), and Mr. Mezhvinsky in the aggregate holds less than 1% of our outstanding common stock;

•

while the number of shares pledged represents a significant percentage of Mr. Mezhvinsky’s holdings of our common stock, Mr. Mezhvinsky’s other holdings that are not pledged would still exceed our stock ownership guidelines;

•	based on our average trading volume for the 30-day period ending April 17, 2013, it would take less than two days to liquidate the pledged shares on the open market;

•

the number of pledged shares is less than the volume limitations specified by Rule 144(e) of the Securities Act of 1933, meaning that Mr. Mezhvinsky would be entitled under such volume limitations to liquidate his entire holdings within any 90-day period;

•	Mr. Mezhvinsky is not an executive officer and is not a member of any of our standing Board committees; and

•	under our Insider Trading Policy, any future pledges by Mr. Mezhvinsky or any other director or officer of the Company would need to be pre-approved by our Chief Compliance Officer.

Notwithstanding the fact that the pledge of Mr. Mezhvinsky’s shares was pre-approved by our Chief Compliance Officer as specified above, based on recent trends in corporate governance and our Board’s commitment to risk oversight, our Board approved in April 2013 an amendment to our Insider Trading Policy that prohibits any future pledges by our directors or officers of our securities.

Certain Relationships and Related Transactions

Transactions with Management and Directors. The wife of Bruce Weir, our Sr. Vice President of Engineering and one of our executive officers, is the sole owner of Acorn Travel, Inc., our primary travel agency. We made payments for travel-related services, which include the cost of airplane tickets, to Acorn Travel for a total of approximately $366,000 in the year ended December 28, 2012.

The Company leases a facility from an entity controlled by Leonid Mezhvinsky, one of our directors. In the year ended December 28, 2012, we incurred rent and other expenses resulting from the lease of this facility of approximately $312,000.

Related Person Transaction Policy. Our written Related Person Transaction Policy requires our Board of Directors or the Nominating and Corporate Governance Committee to review and approve all related person transactions. Our directors and officers are required to promptly notify our Chief Compliance Officer of any transaction which potentially involves a related person. Our Board of Directors or the Nominating and Corporate Governance Committee then considers all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms of the transaction, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person. Our Board of Directors or the Nominating and Corporate Governance Committee will not approve or ratify a related person transaction unless it has determined that, upon consideration of all relevant information, the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders.

PROPOSAL 2: APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES AVAILABLE

FOR ISSUANCE UNDER OUR AMENDED AND RESTATED STOCK INCENTIVE PLAN

On April 18, 2013, subject to the approval of our stockholders pursuant to this proxy statement, our Board of Directors approved an increase in the aggregate number of shares of our common stock that may be issued or delivered pursuant to awards granted under our Amended and Restated Stock Incentive Plan (the “Plan”) by an additional 3,100,000 shares.

The effectiveness of the proposed share increase is subject to approval by our stockholders and is recommended by our Board of Directors. If our stockholders do not approve the proposed share increase, the Plan will run out of authorized and available shares in the near future, which will hinder our ability to offer equity awards to our employees, directors, or consultants.

Stock-based compensation is a fundamental component of our compensation program. Our equity compensation program is designed to attract and retain employees, many of whom view equity incentives as a key component of their compensation. Stock-based compensation encourages and rewards employee performance and helps align employee interests with those of our stockholders. We currently grant stock-based awards to new employees, upon the promotion of certain existing employees, and on an annual basis to certain key employees. We need additional shares in order to ensure that we are able to continue to grant stock-based awards as we hire additional employees and to continue to motivate existing key employees and align their interests with those of our stockholders.

We believe that the Plan contains provisions that are consistent with the interests of our stockholders and with our corporate governance practices:

•

No Stock Option Repricings. The Plan prohibits the repricing of stock options and stock appreciation rights without the approval of our stockholders. This provision applies to both direct repricings—lowering the exercise price of a stock option—and indirect repricings—canceling an outstanding stock option and granting a replacement equity award.

•	No Discount Stock Options. The Plan prohibits the grant of stock options with an exercise price of less than the fair market value of our common stock on the date the stock option is granted.

•	No Evergreen Provision. The Plan does not have an “evergreen” feature. This means we are asking for a specific number of shares now and will not increase that amount without stockholder approval.

•

Share Recycling. Our Board of Directors has also approved an amendment to the Plan that prohibits the following from being made available for issuance as awards under the Plan: (i) shares not issued or delivered as a result of the net settlement of an outstanding SAR or option: (ii) shares used to pay the exercise price or withholding taxes related to an outstanding option or SAR; or (iii) shares repurchased on the open market with the proceeds of the option exercise price.

•

Performance-Based Awards. The Compensation Committee has the authority to grant awards so that the shares of common stock subject to those awards will vest only upon the achievement of pre-established corporate performance goals.

•	Dividends. Our Board of Directors has also approved an amendment to the Plan that prohibits the granting of dividends on options, stock appreciation rights and unearned performance-based awards.

Summary of Share Increase Impact

In determining the amount of the proposed share increase, the Compensation Committee considered that:

•	As of March 28, 2013, the equity awards available and outstanding under the Plan, and their respective features, were as follows[1]:

Options Outstanding	1,463,126
Full-Value Awards Outstanding	911,917
Shares Available for Grant	324,135
Weighted Average Exercise Price of Outstanding Options	$7.14
Weighted Average Remaining Term of Outstanding Options	3.7 years

1	This table excludes the 3.1 million shares requested in this proposal and all shares associated with our Employee Stock Purchase Plan.

•

Our stockholders last approved a share increase in June 2010. Since that time, we have granted equity awards representing a total of approximately 1,755,767 million underlying shares. The number of shares subject to equity awards granted during each year divided by the total weighted-average number of shares outstanding during the applicable year was 5.44%, 5.25% and 3.46% for fiscal years 2010, 2011 and 2012, respectively.

•	The per share closing price of our common stock on the NASDAQ Global Select Market as of March 31, 2013 was $6.50.

•

The number of employees that are eligible to participate in our Plan has increased, primarily due to our acquisition of AIT in July 2012. Because of the importance of stock-based compensation to our compensation program, if we do not increase the shares available for issuance under the Plan, then based on historical usage rates, the available shares would be insufficient to grant annual equity awards to our executives and other employees, other than AIT employees, in 2013.

•

Based on historical usage and the recent increase in the number of our employees, we estimate that the additional shares would be sufficient for approximately two to three years of awards, assuming we continue to grant awards consistent with our historical usage and current practices. However, because grants are discretionary, the share reserve could last for a longer or shorter period of time.

•

As of March 28, 2013, (i) the number of shares subject to equity awards outstanding as of March 28, 2013 plus the number of shares remaining available for issuance under our Plan divided by (ii) the number of our shares outstanding as of such date (assuming all outstanding RSUs have vested and all outstanding options have been exercised), was approximately 8.8%. If the additional 3.1 million shares are included, this would be approximately 18.9%.

Summary of the Plan

The primary features of the Plan are summarized below. The Amended Stock Plan, as amended by Proposal 2, is set forth in Annex 1.

Number of Shares. We are requesting that an additional 3,100,000 shares of common stock be reserved for issuance under the Plan. In general, if awards granted under the Plan are forfeited, terminated or cancelled without delivery of shares, then the corresponding common stock will again become available for grant. Shares underlying full-value awards granted after June 10, 2010 have been and will continue to be counted under the Plan as 1.23 shares.

Eligibility. Directors, employees and consultants of the Company, its subsidiaries and its affiliates are eligible to be granted stock options, restricted stock, restricted stock units, stock appreciate rights and other awards that are denominated or payable in or valued based on our shares of common stock.

Administration. The Plan may be administered by the Board or by a committee of the Board (in either case referred to as the “Committee”). The Compensation Committee of the Board presently administers the Plan. The Compensation Committee has full power to select, from among the persons eligible for awards, the individuals to whom awards will be granted, determine the type, number, vesting requirements and other features and conditions of each award, interpret the plan, and make all other decisions relating to the operation of the plan.

Stock Options. The Plan permits the granting of stock options that are intended to qualify as incentive stock options (“ISOs”) under section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and nonstatutory stock options (“NSOs”) that do not so qualify. ISOs may only be granted to employees. The option exercise price will be determined by the Compensation Committee but will not be less than 100% of the fair market value of the common stock on the date of grant (which is defined as the closing price on the day preceding the grant date). The term of each option will be fixed by the Compensation Committee, but may not exceed ten years from the date of the grant. The Compensation Committee may modify, extend or assume outstanding options (except that the Compensation Committee may not directly or indirectly reprice outstanding options without stockholder approval). The Plan provides that no optionee may receive options covering more than 750,000 shares in any calendar year.

Stock Appreciation Rights. The Plan permits the granting of stock appreciation rights, entitling the holder upon exercise to receive an amount in any combination of cash or common stock of the Company (as determined by the Compensation Committee), not greater in value than the increase since the date of grant in the value of the shares covered by such right. The exercise price of stock appreciation rights will not be less than 100% of the fair market value of the common stock on the date of the grant and stock appreciation rights shall have a maximum term of ten years from the date of grant. The Plan provides that no participant may receive stock appreciation rights covering more than 750,000 shares in any calendar year.

Restricted Stock. Restricted shares of the common stock may be sold or awarded by the Compensation Committee subject to such conditions and restrictions as they may determine which may include the attainment of performance goals. To the extent that an award consists of newly issued restricted shares, the consideration will consist of cash, cash equivalents, or past services rendered, as the Compensation Committee may determine. The holders of restricted shares awarded under the Plan have the same voting, dividend and other rights as holders of common stock, except that the Plan prohibits the granting of dividends on unearned performance awards.

Restricted Stock Units. Restricted stock units representing the equivalent of shares of common stock may be granted. Stock units have no voting rights unless and until shares of stock are issued pursuant to the terms of the stock unit award. Vesting and dividend rights of stock units are determined by the Compensation Committee. No cash consideration is required to be paid by stock unit award recipients.

Performance-Based Awards. In the event the Compensation Committee determines it is important to assure that the compensation attributable to one or more issuances under the program will qualify as performance-based compensation which will not be subject to the $1 million limitation on the income tax deductibility of the compensation paid per executive officer which is imposed under Section 162(m) of the Code, the Compensation Committee has the authority to structure one or more share right awards so that the shares of common stock subject to those awards will be issuable upon the achievement of certain pre-established corporate performance goals. The performance goals may consist of any of the following: (1) net sales or product and product related revenue; (2) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization or extraordinary or special items; (3) net income or net income per Common Share (basic or diluted); (4) return on assets, return on investment, return on capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (6) interest expense after taxes; (7) operating margin; (8) share price or total stockholder return; and (9) strategic business criteria (including without limitation meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction; management of employment practices and employee benefits; and goals relating to acquisitions or divestitures of business units of the Company or of affiliates). The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Compensation Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. The Compensation Committee will determine the performance goals for any individual award and will be responsible for reviewing and approving the assessment of achievement of those goals. Performance-based awards granted to any person may not represent more than 750,000 shares in any calendar year.

Other Equity-Based Awards. The Compensation Committee may determine to grant other equity-based awards, subject to the terms of the Plan.

Change of Control. The Compensation Committee may determine, at the time of granting an award or thereafter, that such award will become exercisable or vested as to all or part of the shares of common stock subject to such award in the event that a change in control occurs with respect to the Company.

Anti-Dilution Provisions. In the event of a stock dividend, stock-split, reverse stock split, combination or reclassification of shares, or any other increase or decrease in the number of outstanding shares, the Compensation Committee shall make a corresponding adjustment to the number or exercise price of the options, restricted stock, stock units or stock appreciation rights awarded and the number of shares awardable pursuant to the Plan.

Future of the Plan. The Board may amend or terminate the Plan at any time. If required by applicable law or regulation (including NASDAQ requirements), we will seek stockholder approval of the amendment. If not terminated earlier, the Plan will terminate on June 10, 2020.

New Plan Benefits

All awards under the Plan are granted at the discretion of the Compensation Committee, and, accordingly, future grants are not yet determinable, except as specified below. The equity awards granted to our named executive officers during fiscal year 2012 are set forth in the “Grants of Plan-Based Awards” table below, and the equity awards granted to our directors are described above under “Director Compensation,” but this does not necessarily reflect the number of awards that may be issued in the future. In February 2013, our Compensation Committee approved the following awards to our directors, executive officers and other employees, which represent annual refresh grants.

New Plan Benefits

Amended and Restated Stock Incentive Plan (as amended by Proposal 2)

Name and Position	Number of Units (1)
Clarence L. Granger	82,500
Chairman and Chief Executive Officer

Dr. Gino Addiego	82,500
President and Chief Operating Officer

Kevin C. Eichler	60,000
Senior Vice President & Chief Financial Officer

Deborah E. Hayward	20,000
Senior Vice President, Sales

Lavi A. Lev	20,000
Senior Vice President, Asia

Current executive officers as a group (includes Named Executive Officers)	305,000

Current non-employee directors as a group (2)	30,000

Employees other than executive officers as a group (3)	111,000

(1)	Assumes target performance will be achieved for 2013 performance-based restricted stock unit awards.

(2)	These awards represent our annual refresh grants of 7,500 restricted stock awards to each of our non-employee directors for fiscal year 2013, which will vest on the earlier of the date of our 2014 annual meeting of stockholders or one year from the date of grant.

(3)	Includes 111,000 restricted stock units to be awarded to non-executive employees representing annual refresh grants for fiscal year 2013.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences certain types of equity awards under the Plan and does not attempt to describe all possible federal or other tax consequences of participation in the Plan or tax consequences based on particular circumstances.

Neither the optionee nor the Company incurs any federal tax consequences as a result of the grant of an option granted at fair market value on the grant date. The optionee has no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and we receive no deduction when an ISO is exercised. The tax treatment of a disposition of shares acquired on exercise of an ISO depends on how long the shares have been held. If the shares are sold more than two years after the option grant date and more than one year after the exercise date, then the optionee will recognize long-term capital gain. If the shares are sold before these two periods are satisfied, the optionee recognizes ordinary income equal to the “spread” on the date of exercise, and any additional gain or loss will be capital gain or loss. The Company is not entitled to a deduction in connection with a disposition of option shares, except in the case of a disposition of shares acquired under an ISO before the applicable holding periods have been satisfied. Upon exercising an NSO, the optionee generally must recognize ordinary income equal to the “spread” between the exercise price and the fair market value of our common stock on the date of exercise, and the Company ordinarily will be entitled to a deduction for the same amount to the extent permitted by applicable tax laws. In the case of an employee, the option spread when an NSO is exercised is subject to income tax withholding. Any additional gain or loss at the time of disposition of shares acquired on exercise of an NSO will be capital gain or loss.

Generally, stock-based awards such as restricted stock, restricted units and stock appreciation rights will be taxed as ordinary income to the recipient upon vesting or settlement, as applicable, with the Company being eligible for a corresponding tax deduction to the extent permitted by applicable tax laws.

Equity Plan Information

The table below summarizes our equity plan information as of December 28, 2012:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) (1) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders:	1,514,113	$6.98	547,805
Equity compensation plans not approved by security holders	—	—	—

Total	1,514,113	$6.98	547,805

(1)	Consists of the Amended and Restated Stock Incentive Plan and, for purposes of column (c), the Employee Stock Purchase Plan.

Board Recommendation

Our Board of Directors unanimously recommends that you vote “FOR” the approval of the proposed share increase to the Plan.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal 2013. We are asking you to ratify this appointment, although your ratification is not required. In the event of a majority vote against ratification, the Audit Committee may reconsider its selection. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting of stockholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Set forth below are the aggregate fees incurred for the professional services provided by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), in fiscal year 2012 and 2011.

	Fiscal Year Ended
	December 28, 2012	December 30, 2011
Audit fees	$1,118,000	$633,729
Tax Fees	$—	$193,445

Audit fees consist of fees billed, or to be billed, for services rendered to us and our subsidiaries for the audit of our annual financial statements and internal control over financial reporting, reviews of our quarterly financial statements included in our quarterly reports on Form 10-Q and audit services provided in connection with other statutory and regulatory filings.

Tax fees consist of fees billed for professional services for assistance regarding worldwide transfer pricing analysis and documentation.

Preapproval Policy of Audit Committee of Services Performed by Independent Auditors

The Audit Committee’s policy requires that the committee preapprove audit and non-audit services to be provided by our independent auditors before the auditors are engaged to render services. The Audit Committee may delegate its authority to pre-approve services to one or more Audit Committee members; provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting.

All services described above provided by Deloitte  & Touche LLP were pre-approved in accordance with the Audit Committee’s pre-approval policies.

Board Recommendation

Our Board of Directors recommends that you vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2013.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), each as amended, except to the extent that Ultra Clean specifically incorporates it by reference into such filing.

The Audit Committee serves in an oversight capacity and is not intended to be part of our operational or managerial decision-making process. Our management is responsible for preparing our consolidated financial statements, and our independent registered public accounting firm, Deloitte & Touche LLP, is responsible for auditing those statements. The Audit Committee’s principal purpose is to monitor these processes.

The Audit Committee is currently composed of three directors, each of whom meets the requirements of applicable NASDAQ Stock Market and Securities and Exchange Commission rules for audit committee independence. The key responsibilities of our Audit Committee are set forth in our Audit Committee’s charter, which is available on our website at www.uct.com/investors/corporate_governance.htm.

The Audit Committee regularly met and held discussions with management and Deloitte & Touche LLP in 2012. Management represented to the Audit Committee that Ultra Clean’s consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis, and the Audit Committee has reviewed and discussed the quarterly and annual earnings press releases and audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 28, 2012 with management and Deloitte & Touche LLP. The Audit Committee also discussed with Deloitte & Touche LLP matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended, and rule 2-07 (communications with Audit Committee) of Regulation S-X.

The Audit Committee has discussed with Deloitte & Touche LLP its independence from us and our management, including the matters, if any, in the written disclosures pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether Deloitte & Touche LLP’s provision of audit and non-audit services to us is compatible with maintaining the independence of Deloitte & Touche LLP from us.

The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Compensation Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent audit firm. We obtain these services from other service providers as needed.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors, and our Board of Directors approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 28, 2012, for filing with the Securities and Exchange Commission.

The Audit Committee has appointed Deloitte & Touche LLP as our independent auditors for 2013.

Members of the Audit Committee

John Chenault, Chair

Susan H. Billat

David T. ibnAle

PROPOSAL 4: ADVISORY VOTE APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

This proposal provides you with an opportunity to cast a non-binding advisory vote approving the fiscal year 2012 compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC in this proxy statement, including the “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosures. Consistent with the non-binding advisory vote of our stockholders at our 2011 annual meeting, we will hold a non-binding advisory vote on executive compensation annually until our next non-binding advisory vote on the frequency of stockholder advisory votes on executive compensation, which is required no later than our 2017 annual meeting of Stockholders. Although, as an advisory vote, this proposal is not binding on us or our Board of Directors, the Compensation Committee and our Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific short-term and long-term goals. We believe our 2012 executive compensation is appropriate. Please see the “Compensation Discussion and Analysis” beginning on page 25 for additional details about our executive compensation philosophy and programs, including information about the fiscal year 2012 compensation of our named executive officers. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation principles and practices and the fiscal year 2012 compensation of our named executive officers.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on this item will be required to approve, by an advisory vote, the compensation of our named executive officers. Abstentions will have the same effect as negative votes for this proposal.

Board Recommendation

Our Board of Directors recommends that you vote “FOR” the approval of the compensation of the named executive officers for fiscal year 2012 as disclosed pursuant to the compensation disclosure rules of the SEC, which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosures in this proxy statement.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Our compensation program is intended to meet three principal long-term objectives:

(1)	attract, reward and retain officers and other key employees;

(2)	motivate key employees to achieve short-term and long-term corporate goals that enhance stockholder value; and

(3)	promote pay for performance, internal equity and external competitiveness.

To meet these objectives, we have adopted the following overriding compensation policies:

•

Pay compensation that is competitive with the practices of our peer group of high technology and electronics manufacturing services (EMS) companies and the practices of similar companies noted in industry surveys; and

•	Pay for performance by:

•	offering cash incentives upon achievement of performance goals we consider challenging but achievable; and

•

providing significant, long-term incentives in the form of stock options and other equity, in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while aligning the interests of our officers with those of our stockholders.

Our Compensation Committee considers these policies in determining the appropriate allocation of long-term compensation, base salaries, annual bonus compensation and other benefits. Other considerations include our business objectives and environment, fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and regulatory requirements. In determining the particular elements of compensation that will be used to implement our overall compensation policies, the Compensation Committee takes into consideration a number of factors related to corporate performance, as further described below, as well as competitive practices among our peer group.

Fiscal Year 2012 Key Considerations

Unlike in prior years (and for fiscal year 2013), and as discussed further below under “—Process for Determining Executive Compensation,” we did not benchmark the compensation of our named executive officers for fiscal year 2012 against our peer group. Instead, our fiscal year 2012 compensation decisions primarily reflected the state of our business, share price, the uncertainty in the global economy and demand for our products in the industries we served during fiscal year 2012. Our sales were $403.4 million for fiscal year 2012, which included $63.8 million in sales from American Integration Technologies LLC (“AIT”), which we acquired in July 2012, compared to $452.6 million in sales for fiscal year 2011. Our business has been substantially impacted by the continued semiconductor industry downturn which began during the third quarter of fiscal year 2011, as well as general economic conditions. As a consequence of the decrease in our operating results during fiscal year 2012, the Company did not meet performance thresholds specified by our compensation committee, which reduced the cash incentive compensation earned by our named executive officers for fiscal year 2012 and resulted in no performance units being earned by our named executive officers in fiscal year 2012. In addition, due primarily to lower share prices, the grant date value of our time-based equity incentive awards for fiscal year 2012 were generally lower than in fiscal year 2011. However, in setting fiscal year 2012 compensation, the Compensation Committee recognized the need to retain and incentivize our executive talent during this challenging period, and thus granted modest base salary increases and equity incentive awards representing a number of shares generally consistent with fiscal year 2011 to our named executive officers. Moreover, our named executive officers were eligible (and will be eligible in fiscal year 2013) for increased cash incentive compensation and performance-based equity awards based on our results of operations, thus tying compensation very closely with our performance. The Compensation Committee also considers that the value to our executive officers of their long-term equity incentive awards increases with our share price, providing our executives with further opportunity to increase the value of the compensation they ultimately realize, while aligning their incentives more closely with stockholder value. The Compensation Committee thus determined that earned compensation for fiscal year 2012 below the levels we targeted at the beginning of fiscal year 2012 would not materially impact our competitiveness for executive talent or our ability to retain our executive officers.

Stockholder Votes

At our 2012 annual meeting of stockholders, the stockholders approved our non-binding advisory vote on our fiscal year 2011 executive compensation program (“say-on-pay”). After considering our say-on-pay voting results, compensation consultant advice and other factors addressed in the following discussion, the Compensation Committee determined not to make changes to our executive compensation policies and practices as a result of the vote. At our fiscal year 2011 annual meeting of stockholders, a majority of the stockholders voted to have the non-binding say-on-pay advisory vote appear annually in our proxy statement. Our Board of Directors considered the results of the vote and agreed with the results. Therefore, we are including the non-binding say-on-pay advisory vote on our executive compensation in this year’s proxy, and will have annual votes at least until the next stockholder vote on frequency. Executive compensation decisions for fiscal year 2012 and other details are discussed below in this compensation discussion and analysis.

Process for Determining Executive Compensation

The Compensation Committee meets with our chief executive officer, Clarence L. Granger, and other executives, as necessary, to obtain recommendations with respect to Company compensation programs, practices and packages. Mr. Granger makes recommendations to the Compensation Committee on executive performance, base salary, bonus targets and equity compensation for the executive team and other employees, other than himself. Although the Compensation Committee considers management’s recommendations with respect to executive compensation, the Compensation Committee makes all final decisions on executive compensation matters.

Mr. Granger attends most of the Compensation Committee’s meetings, but the Compensation Committee also holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee deliberates and makes decisions with respect to Mr. Granger’s performance and compensation without him present. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate some of its responsibilities to subcommittees. The Compensation Committee has not delegated authority with respect to the compensation of executive officers. The Compensation Committee has delegated to Mr. Granger the authority to grant equity awards to employees below the level of corporate vice president under guidelines approved by the Compensation Committee and to make salary adjustments and short-term bonus decisions for employees (other than certain officers) under guidelines approved by the Compensation Committee.

The Compensation Committee has also typically sought input from its independent compensation consultant prior to making any final determinations on executive compensation. The Compensation Committee has the authority to replace the compensation consultant or hire additional consultants at any time. The Compensation Committee engaged Radford Surveys + Consulting (“Radford”) as its outside compensation consultant in fiscal year 2012 to assist in creating and administering our compensation policies. This consultant advised the Compensation Committee on the principal aspects of executive compensation, including base salaries, annual and long-term incentives and perquisites, as well as other management benefits policies for fiscal year 2012. However, unlike in fiscal year 2011 (and for fiscal year 2013), the Compensation Committee determined not to engage Radford to do a formal benchmarking analysis against our peer group for fiscal year 2012. No significant intervening changes in circumstances occurred that would indicate the need to restructure the Company’s compensation policies and, since the structure of fiscal year 2012 compensation was significantly tied to the Company’s performance for fiscal year 2012, the Compensation Committee determined that benchmarking against our peer group for fiscal year 2012 would not significantly alter the Compensation Committee’s decisions. The compensation committee has determined that its engagement of Radford does not create any conflicts of interest.

Elements of Compensation

The following are the primary elements of our executive compensation program:

(i)	base salary;

(ii)	annual performance-based cash incentive opportunities;

(iii)	long-term incentives through equity awards; and

(iv)	retirement and welfare benefit plans, including a deferred compensation plan, a 401(k) plan, limited executive perquisites and other benefit programs generally available to all employees.

We have selected these elements because each is considered useful and/or necessary to meet one or more of the principal objectives of our compensation policy. For example, base salary and bonus target percentages are set with the goal of attracting employees and adequately compensating and rewarding them for their individual performance, level of responsibility, time spent with the Company and the Company’s annual financial results, while our equity programs are geared toward providing incentive and reward for the achievement of long-term business objectives and retaining key talent. We believe that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of our compensation program.

The Compensation Committee reviews base salary, cash incentive programs and long-term incentive programs on at least an annual basis. Other programs are reviewed from time to time to ensure that benefit levels remain competitive but are not included in the annual determination of an executive’s compensation package. In setting compensation levels for a particular executive, the Compensation Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business.

Our long-term goal has been to target total compensation, including base salaries, cash incentive awards and equity awards near the 50th percentile among our peer group. In achieving this, in prior years, our goal was to allocate total compensation such that cash compensation (including base pay and annual bonus) fell between the 25th and 50th percentile among the peer group, and time and performance based equity awards, which provide our executives with long-term incentives, fell between the 50th and 75th percentile of the peer group, consistent with our pay-for-performance objectives and focusing on creation of long-term stockholder value.

Base Salary and Annual Incentive Bonus

Base salaries and cash bonuses are a significant portion of our executive compensation package. We believe this helps us remain competitive in attracting and retaining executive talent. Bonuses also are paid in order to motivate officers to achieve the Company’s business goals. However, as discussed above, the Compensation Committee determined not to benchmark peer group compensation for fiscal year 2012. In determining total target cash compensation for fiscal year 2012, the Compensation Committee considered other factors such as job performance, responsibilities, skill set, prior experience, the executive’s time in his or her position and/or with the Company, internal consistency regarding pay levels for similar positions or skill levels within the Company, and external pressures to attract and retain talent. In setting executive compensation, including the performance goals upon which certain components of our executive compensation is based, the Compensation Committee also took account of the cyclical nature of our business and the state of our industry and the economy in general.

Base Salaries. In fiscal year 2012, after considering the factors set forth above and the recommendation of management, the Compensation Committee determined to increase base salaries for our president and chief operating officer and chief financial officer by 3%, our senior vice president of sales by 2% and to leave base salaries for our chief executive officer and senior vice president of Asia unchanged. We hired our senior vice president of Asia in November of 2011, and thus his salary for fiscal year 2012 reflects our negotiations with such officer at the time of his hiring. Overall, the Compensation Committee determined that the base salary increases were modest yet appropriate to retain our executives in a period of continued economic uncertainty and reduced demand in the industries we serve.

Incentive Bonuses. Our named executive officers, other than our senior vice president of sales, participate in our Management Bonus Plan, which awards the named executive officers with cash incentives in the event we achieve specified levels of operating income. In fiscal year 2012, we paid cash incentive bonuses on the basis of the quarterly achievement of operating income for fiscal year 2012, which was unchanged from the fiscal year 2011 achievement levels, as follows:

Fiscal Year 2012
GAAP Operating Income as a Percentage of Revenue	Percentage of GAAP Operating Income Distributed as Cash Incentive Compensation
1.0%	0.0%
2.0%	0.0%
3.0%	3.0%
4.0%	5.0%
5.0%	6.0%
6.0%	6.2%
7.0%	6.5%
8.0%	7.5%
9.0%	8.5%
10.0%	9.0%
11.0%	9.0%

Bonuses under the Management Bonus Plan are calculated and paid on a quarterly basis which we believe has a positive effect on employee morale. Each quarter, we calculate the total available pool of cash incentive bonuses using the “Percentage of Operating Income Distributed as Cash Incentive Compensation” per the table above. For the four quarters of fiscal year 2012, our aggregate quarterly bonuses were paid based on the following:

Quarter in fiscal year 2012	Operating Income as a Percentage of Revenue	Percentage of Operating Income Distributed as Cash Incentive Compensation
First	5.7%	6.1%
Second	4.8%	5.7%
Third	(2.5)%	—%
Fourth	(1.4)%	—%

Once the available pool is determined for a given fiscal quarter as described above, the pool is then allocated among the participants in the plan, including our participating named executive officers, in accordance with each individual participant’s target bonus, which is calculated as a percentage of base salary. For fiscal year 2012, the target bonus for each of our named executive officers was as follows:

Named Executive Officer	Target Bonus as a Percentage of Base Salary	Actual Bonus as a Percentage of Base Salary
Clarence L. Granger	100%	32.7%
Dr. Gino Addiego	75%	24.6%
Kevin C. Eichler	70%	22.7%
Lavi A. Lev	40%	13.2%

If the available pool is not sufficient to allocate each participant their target bonus for the quarter, then the available pool is allocated among each participant in the plan based on the ratio of that participant’s target bonus to the aggregate of target bonuses for all participants. If the available pool exceeds the amount necessary to allocate each participant their target bonus, then the excess is allocated among participants in the same manner as shortfalls. The maximum allowable bonus under the plan is two times a participant’s target annual bonus.

The Compensation Committee believes that operating income is the most appropriate metric upon which to base cash incentive bonuses due to the fact that it is highly correlated with both revenue growth and profitability, as well as being the measure of operating results for which our executives can be held most accountable, and thus is the most effective measure of their overall performance. The Compensation Committee also believes operating income to be an appropriate metric based on its historical correlation with our public share price.

Target bonuses as a percentage of base salary are reviewed and approved on an annual basis for each named executive officer and established based on each named executive officer’s role and level of responsibility within the organization. For example, the Compensation Committee determined that a 100% target was appropriate for Mr. Granger, a 75% target was appropriate for Dr. Addiego and a 70% target was appropriate for Mr. Eichler (each consistent with fiscal year 2011) due to the significance of their roles in our overall management for fiscal year 2012, their status as our first, second and third most senior executives, respectively, and the Compensation Committee’s determination of the correlation of their responsibilities with our overall corporate operating performance. Mr. Lev joined our Company in November 2011 and his target cash incentive compensation was determined based on negotiations between us and Mr. Lev. Overall, the Compensation Committee set target bonuses at a significant proportion of base salary, in order to tie a significant proportion of cash compensation to performance while recognizing the cyclical nature of our business and the risk to our business of the continued macro-economic uncertainty and depressed demand in the industries we serve. The Compensation Committee also recognized that the Management Bonus Plan provides increased cash payments to such executives if our Company achieves results above targets, providing our executives an opportunity to achieve higher cash compensation for performance above expectations. We intend the performance goals to be challenging and to reflect strong corporate performance. To help achieve our goal of retaining key talent, an executive must remain an employee through the time the bonus is paid in order to be eligible for any bonus under the Management Bonus Plan.

Generally, bonuses are paid under our Management Bonus Plan only if the performance goals described above, which the Compensation Committee sets at the beginning of the fiscal year, are achieved, although the Compensation Committee retains the ability to revise performance measures during the year or to adjust bonuses based on extraordinary events or individual performance. Consistent with our pay-for-performance philosophy, bonuses for fiscal year 2012 were paid out in accordance with the performance goals described above, without adjustment, resulting in bonus compensation amounting to approximately 33%, 25%, 23% and 13% of base salaries for our chief executive officer, president and chief operating officer, chief financial officer and senior vice president of Asia, respectively. See “—Summary Compensation Table” below.

Unlike our other named executive officers, Ms. Hayward, our senior vice president of sales, is paid cash incentive compensation through our Sales Incentive Plan rather than our Management Bonus Plan. Ms. Hayward earns sales commissions based on our achievement of sales and operating margins. The Compensation Committee determined that sales and operating margins, rather than operating income, were the most appropriate metrics upon which to measure Ms. Hayward’s performance, and are also consistent with our objective to grow our business while simultaneously increasing profitability. The Compensation Committee determined that the performance targets under the Sales Incentive Plan were challenging but achievable with strong performance by our sales team for fiscal year 2012. For fiscal year 2012, Ms. Hayward’s cash incentive compensation totaled approximately 74% of her base salary, as compared to targeted cash incentive compensation of 70% of base salary. Overall, Ms. Hayward’s cash incentive compensation of $143,943 for fiscal year 2012 was generally consistent with the $149,929 she earned in fiscal year 2011. Unlike for our Management Bonus Plan, we revise the sales and operating margin targets for our Sales Incentive Plan mid-way through each year to levels that we consider challenging but achievable based on first half results. We believe this process is important for our Sales Incentive Plan due to the significance of cash incentive compensation to the overall compensation of our sales personnel, and the importance of maintaining the motivation and retention of our sales force based on realistic levels of performance.

Long-Term Incentive Compensation

Our equity compensation program is intended to align the interests of our officers with those of our stockholders by creating an incentive for our officers to maximize stockholder value. The equity compensation program also is designed to encourage our officers to remain employed with us in a very competitive labor market. The Compensation Committee regularly monitors the changes in the business environment in which we operate and periodically reviews changes to our equity compensation program to help us meet our goals, which include the achievement of long-term stockholder value.

Types of Equity Awards.

In fiscal year 2012, we granted our named executive officers restricted stock units, or RSUs, which we believe are effective in retaining and motivating employees because they provide a predictable, tangible value to employees while also serving as an incentive to increase the value of our stock. RSUs are also an efficient way for us to reduce the dilutive effects of equity awards. We grant both time-based and performance-based RSUs to our executive officers. The Compensation Committee believes this combination provides a balance between awards that provide high incentive value (in the form of performance units, which will only vest if we meet performance criteria combined with service requirements) and awards that provide high retention value (in the form of time-based RSUs, which will have at least some value over time while imposing continued service requirements, and requiring time-based vesting of the earned performance units).

The number of equity awards the Compensation Committee granted to each officer in fiscal year 2012 was determined based on a variety of factors. In deciding the awards for fiscal year 2012, the Compensation Committee (in consultation with Mr. Granger) considered the impact of continued uncertainty in the macro-economy and the cyclical nature of our business. They also considered each individual executive’s job performance, but primarily their level of job responsibility. Mr. Granger and the Compensation Committee discussed the use of long-term equity awards as a means to retain and incentivize executives as well as our long-term, overall compensation targets. Following such discussion, the Compensation Committee decided to grant additional long-term equity awards to named executives officers as follows:

Named Executive Officer	Time-based RSUs	Performance- based RSUs
Clarence L. Granger	27,500	27,500
Dr. Gino Addiego	27,500	27,500
Kevin C. Eichler	20,000	20,000
Deborah E. Hayward	11,250	3,750
Lavi A. Lev	13,500	4,500

The number of RSUs granted to Mr. Granger for fiscal year 2012 was comparable to fiscal year 2011. The Compensation Committee determined to award Mr. Addiego the same number of RSUs for fiscal year 2012 as Mr. Granger to recognize the importance of Mr. Addiego’s services to our long-term success. The Compensation Committee also determined to grant Mr. Eichler a total of 40,000 RSUs for fiscal year 2012 (up from 28,000 for fiscal year 2011) to recognize Mr. Eichler’s status as our third most senior executive officer and also to recognize the importance of Mr. Eichler’s services to our long-term success. The number of RSUs granted to Ms. Hayward for fiscal year 2012 were comparable to fiscal year 2011, and the number of RSUs granted to Mr. Lev for fiscal year 2012 was slightly higher than the number of RSUs we granted to our other senior vice presidents in recognition of the strategic importance of Mr. Lev to the success of our Asian operations. In determining the grants for fiscal year 2012, the Compensation Committee also considered the continued uncertainty in the macro-economy and continued depressed demand in the industries we serve. While the number of RSUs granted to our named executive officers was higher in fiscal year 2012 than in fiscal year 2011, this was offset by a lower grant date fair value of the RSU grants due to a lower stock price. The equity awards granted during fiscal year 2012 to our named executive officers are set forth in detail under “Grants of Plan-Based Awards” below. All time-based RSUs granted to our named executive officers in fiscal year 2012 vest over a period of 3 years from the grant date in equal annual installments.

In allocating equity awards between time-based and performance-based awards, the Compensation Committee considered each named executive officer’s level of responsibility, and the relationship between that named executive officer’s performance and our public share price. The Compensation Committee determined that 50 percent of the equity awards to our chief executive officer, president and chief operating officer and chief financial officer would consist of performance-based awards because their roles focus more on overall corporate performance, and 25 percent of the equity awards to our other named executive officers would consist of performance-based awards. Performance-based awards granted in fiscal year 2012 to our named executive officers are earned according to the following performance criteria:

% earned	0%	60%	65%	70%	75%	80%	85%	90%	95%	100%
Operating income (in thousands)	below $15,075	$15,075	$16,331	$17,588	$18,844	$20,100	$21,356	$22,613	$23,869	$25,125 or above

The Compensation Committee determined, because our actual results for fiscal year 2012 were below the threshold, that none of the performance-based awards granted to our named executive officers in fiscal year 2012 were earned, and thus all such performance-based awards were cancelled.

Grant Practices. We have implemented procedures to regularize our equity award grant process, such as making new hire grants and annual executive grants on the same day each month. The Compensation Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. Because our equity awards typically vest over multiple years, we believe recipients are motivated to see our stock price rise in the long-term rather than benefit from an immediate but short-term increase in the price of our stock following a grant.

Other Benefit Plans

Deferred Compensation. We maintain a non-qualified deferred compensation plan, which allows eligible employees, including executive officers and directors, to voluntarily defer receipt of the portion of his/her salary above a specified amount and all or a portion of a bonus payment until the date or dates elected by the participant, thereby allowing the participating employee to defer taxation on such amounts. This plan gives highly compensated employees the opportunity to defer more compensation than they would otherwise be permitted to defer under a tax-qualified retirement plan, such as our 401(k) plan. We believe that deferred compensation is a competitive practice to enable us to attract and retain top talent. We do not make matching or other employer contributions to the deferred compensation plan because we believe the deferral opportunity is enough of a benefit on its own.

Executive Perquisites. In addition to health care coverage that is generally available to our other employees, our executive officers are eligible for annual physical examinations more extensive than under the Company’s standard plans. Mr. Granger and employees in sales and marketing also receive a car allowance. Because Mr. Lev relocated to Singapore to serve as our senior vice president of Asia, we agreed to provide Mr. Lev with a housing and car allowance. In addition, we agreed to make Mr. Lev whole for any income taxes for which he is responsible above that which he would be responsible for if he received a comparable salary as a resident the United States. No such tax equalization payments were made to Mr. Lev for fiscal year 2012. See “—Summary Compensation Table” below for more information.

Other Benefits. We also offer a number of other benefits to the executive officers pursuant to benefit programs that provide for broad-based employee participation. For example, our retirement plan is a tax-qualified 401(k) plan, which is a broad-based employee plan. Under the 401(k) plan, all participating employees (including executive officers) are eligible to receive limited matching contributions that are subject to vesting over time.

The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

Post-Termination Arrangements

Our post-termination arrangements are described in this proxy statement below. We believe the severance benefits under these agreements or policies are reasonable in amount, and provide a protection to key executive officers who would be likely to receive similar benefits from our competitors. The Compensation Committee reviews the potential costs and triggering events of employment and severance agreements and policies before approving them and will continue to consider appropriate and reasonable measures to encourage retention.

Accounting and Tax Considerations

In designing its compensation programs, the Compensation Committee generally considers the accounting and tax effects as well as direct costs. For example, we intend to limit the accounting expense for our equity compensation programs in an amount determined by the Compensation Committee from time to time. When determining how to apportion between differing elements of compensation, the goal is to meet our compensation objectives while maintaining cost neutrality. For example, if we increase benefits under one program resulting in higher compensation expense, we may seek to decrease costs under another program based on our determination of the affordability level. We recognize a charge to earnings for accounting purposes when equity awards are granted. The Compensation Committee considers the impact to dilution and overhang when making decisions pertaining to equity instruments.

We do not require executive compensation to be tax deductible for the Company, but instead balance the cost and benefits of tax deductibility to comply with our executive compensation goals.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors of Ultra Clean has reviewed and discussed the Compensation Discussion and Analysis, which appears in this proxy statement, with the management of Ultra Clean. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Ultra Clean’s proxy statement.

Members of the Compensation Committee

Susan H. Billat, Chair

John Chenault

David T. ibnAle

Summary Compensation Table

The following table shows compensation information for the three most recently completed fiscal years for our principal executive officer, our principal financial officer and our other three most highly compensated executive officers as of December 28, 2012 (collectively, our “named executive officers”):

Name and Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
Clarence L. Granger	2012	428,269	480,150	139,995	13,267	(3)	1,061,681
Chief Executive Officer	2011	428,269	639,000	368,780	11,600		1,447,649
	2010	418,021	672,750	269,692	11,129		1,371,592

Dr. Gino Addiego (8)	2012	380,877	480,150	93,879	7,035	(4)	961,941
President & Chief Operating Officer	2011	301,077	2,524,800	118,124	3,564		2,947,565

Kevin C. Eichler	2012	319,362	349,200	72,633	5,695	(5)	746,890
Senior Vice President & Chief Financial Officer	2011	312,058	298,200	197,180	3,459		810,897
	2010	300,000	356,800	163,175	3,266		823,241

Deborah E. Hayward	2012	194,215	130,950	143,943	11,576	(6)	480,684
Senior Vice President, Sales	2011	192,510	138,450	149,929	11,112		492,001
	2010	180,491	179,400	151,243	11,689		522,823

Lavi A. Lev (9)	2012	239,077	157,140	31,622	142,104	(7)	569,943
Senior Vice President, Asia	2011	24,000	182,000	—	—		206,000

(1)	Amounts shown do not reflect compensation actually received by the named executive officers. The amounts shown are the grant date fair value for stock awards granted in the applicable fiscal year, based on the per share closing price of our common stock the day preceding the grant date. The other valuation assumptions and the methodology used to determine such amounts are set forth in Note 1 of the Notes to our Consolidated Financial Statements included in our Form 10-K for the year ended December 28, 2012.

(2)	Amounts consist of incentive bonuses and, for Ms. Hayward, sales commissions.

(3)	This amount consists of (a) matching contribution of $8,500 under the 401(k) Plan; (b) payment on behalf of Mr. Granger of $1,320 in long-term disability and life insurance premiums, and (c) $3,447 in car allowance.

(4)	This amount consists of (a) matching contribution of $5,715 under the 401(k) Plan and (b) payment on behalf of Dr. Addiego of $1,320 in long-term disability and life insurance premiums.

(5)	This amount consists of (a) matching contribution of $2,181 under the 401(k) Plan and (b) payment on behalf of Mr. Eichler of $3,514 in long-term disability and life insurance premiums.

(6)	This amount consists of (a) matching contribution of $2,908 under the 401(k) Plan; (b) payment on behalf of Ms. Hayward of $2,168 in long-term disability and life insurance premiums, and (c) $6,500 in car allowance.

(7)	This amount consists of $89,155 and $29,889 of housing and auto allowances, respectively, paid by the Company on behalf of Mr. Lev and $21,869 for reimbursement of business expenses incurred by Mr. Lev, all pursuant to an expatriate agreement, and $1,191 in long-term disability and life insurance premiums.

(8)	Dr. Addiego joined our Company in March 2011 and thus his cash compensation for fiscal year 2011 reflects a partial year of compensation and his stock awards reflects his new hire grant of 240,000 RSUs for fiscal year 2011.

(9)	Mr. Lev joined our Company in November 2011 and thus his cash compensation for fiscal year 2011 reflects a partial year of compensation and his stock awards reflects his new hire grant of 40,000 RSUs for fiscal year 2011.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal year 2012:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1), (5)		Estimated Future Payouts Under Equity Incentive Plans(2)			All Other Stock Awards
Name	Grant Date	Compensation Committee Compensation Action Date	Target ($)	Maximum ($)	Threshold (#)	Target ($)	Maximum (#)	Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
Clarence L. Granger			428,269	856,538
Chief Executive Officer	02/24/2012	02/08/2012						27,500	240,075
	02/24/2012	02/08/2012			16,500	27,500	27,500		240,075

Dr. Gino Addiego			285,658	761,754
President & Chief Operating Officer	02/24/2012	02/08/2012						27,500	240,075
	02/24/2012	02/08/2012			16,500	27,500	27,500		240,075

Kevin C. Eichler			223,553	638,724
Sr. Vice President & Chief Financial Officer	02/24/2012	02/08/2012						20,000	174,600
	02/24/2012	02/08/2012			12,000	20,000	20,000		174,600

Deborah E. Hayward			135,951	388,432
Senior Vice President, Sales	02/24/2012	02/08/2012						11,250	98,213
	02/24/2012	02/08/2012			2,250	3,750	3,750		32,738

Lavi A. Lev			96,000	480,000
Senior Vice President, Asia	02/24/2012	02/08/2012						13,500	117,855
	02/24/2012	02/08/2012			2,700	4,500	4,500		39,285

(1)	Reflects target at 100% and maximum cash award amounts pursuant to the Management Bonus Plan for 2012.

(2)	Reflects performance-based units. On the basis of performance criteria for fiscal year 2012, 100% of all performance-based units were cancelled.

(3)	Represents time-based stock units issued under our stock incentive plan.

(4)	Under the terms of our stock incentive plan, fair market value is defined as the closing price on the day preceding the grant date. Our practice is for grants to be effective on the last Friday of the month.

(5)	Under our Management Bonus Plan (for our named executive officers other than Ms. Hayward) and our Sales Incentive Plan (for Ms. Hayward), a “threshold” value of compensation is not applicable based on the applicable compensation formulas.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers as of December 28, 2012:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Shares or Units That Have Not Vested (#) (10)		Market Value of Shares or Units That Have Not Vested ($)
Clarence L. Granger	363,323	—		6.55	5/9/2015
	100,000	—		8.61	5/18/2016
	80,000	—		14.90	4/27/2017
	112,500	8,334	(1)	1.11	2/27/2019
						20,000	(4)	93,600
						13,000	(4)(8)	60,840
						12,501	(3)	58,505
						12,500	(3)(7)	58,500
						27,500	(9)	128,700

Dr. Gino Addiego						240,000	(6)	1,123,200
						27,500	(9)	128,700

Kevin C. Eichler	83,333	16,667	(2)	3.96	7/31/2019
						9,334	(4)	43,683
						6,067	(4)(8)	28,394
						6,667	(3)	31,202
						6,667	(3)(7)	31,202
						33,334	(5)	156,003
						20,000	(9)	93,600

Deborah E. Hayward	16,250	—		1.00	7/29/2013
	31,250	—		7.00	3/24/2014
	25,000	—		6.55	5/9/2015
	20,000	—		8.61	5/18/2016
	30,000	—		14.90	4/27/2017
	57,500	2,500	(1)	1.11	2/27/2019
						6,500	(4)	30,420
						1,409	(4)(8)	6,592
						5,000	(3)	23,400
						1,667	(3)(7)	7,802
						11,250	(9)	52,650

Lavi A. Lev						26,667	(11)	124,802
						13,500	(9)	63,180

(1)	Remaining unexercisable options vest ratably through 2/27/2013.

(2)	Remaining unexercisable options vest ratably through 7/31/2013.

(3)	Remaining units vest on 2/26/2013.

(4)	1/2 of remaining units vest on 2/25/2013 and remainder vest 02/25/2014.

(5)	Remaining units vest on 7/31/2013.

(6)	1/3 of units vest on 3/08/2013 and 1/3 each year thereafter.

(7)	Performance-based award earned for fiscal 2010 performance.

(8)	Performance-based award earned for fiscal year 2011 performance.

(9)	1/3 of unvested units vest on 2/24/2013 and 1/3 each year thereafter.

(10)	Performance-based awards issued in fiscal year 2012 are not included because they were 100% cancelled as none of the performance criteria was met.

(11)	1/2 of remaining units vest on 11/25/2013 and remainder vest 11/25/2014.

Option Exercises and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officers during fiscal year 2012, which ended on December 28, 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Clarence L. Granger	—	—	41,500	352,750
Dr. Gino Addiego	—	—	—	—
Kevin C. Eichler	—	—	54,365	380,770
Deborah E. Hayward	11,250	80,472	10,620	90,270
Lavi A. Lev	—	—	13,333	65,598

(1)	The value realized equals the difference between the option exercise price and the fair market value of the Company’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	The value realized equals the fair market value of the Company’s common stock on the date of vesting multiplied by the number of stock awards vesting.

Nonqualified Deferred Compensation

We maintain a non-qualified deferred compensation plan, the Ultra Clean Holdings, Inc. 2004 Executive Deferred Compensation Plan (the “EDCP”), which allows eligible employees, including executive officers, and directors to voluntarily defer receipt of a portion of his/her salary and all or a portion of a bonus payment until the date or dates elected by the participant, thereby allowing the participating employee to defer taxation on such amounts. Amounts credited to the EDCP consist only of cash compensation that has been earned and payment of which has been deferred by the participant. The amounts deferred under the EDCP are credited with realized gains on investments and interest at market rates on cash balances. We do not make matching or other employer contributions to the EDCP.

The following table shows certain information for the named executive officers under the EDCP for fiscal year 2012:

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Clarence L. Granger	35,248	—	70,930	—	516,842
Kevin C. Eichler	—	—	24,020	—	194,505

(1)	Consists of salary reported in the Summary Compensation Table under the columns entitled “Salary.”

(2)	Includes realized and unrealized gains (losses) and interest earned during the 2012 fiscal year.

(3)	Consists of aggregate salary deferred in applicable fiscal years and reported in Summary Compensation Table in such years, plus the aggregate of earnings (losses) in applicable fiscal years.

Post-Termination Arrangements

Change in Control Severance Agreement with Clarence L. Granger. We entered into a Change in Control Severance Agreement with Clarence L. Granger dated July 28, 2008. If upon, or within 12 months following, a change in control, Mr. Granger is terminated without cause or he resigns for good reason, he is entitled to receive 200% of his then-current salary, plus 200% of average annual cash bonus as determined by us over the prior three years, payment or reimbursement of health benefit continuation coverage under COBRA for 24 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and accelerated vesting of 100% of his unvested outstanding equity awards.

Change in Control Severance Agreement with Kevin C. Eichler. We entered into a Change in Control Severance Agreement with Kevin C. Eichler dated July 31, 2009. Such agreement provides that, if upon, or within 12 months following, a change in control, Mr. Eichler is terminated without cause or he resigns for good reason, he is entitled to receive 150% of his then-current salary, plus 150% of average annual cash bonus as determined by us over the prior three years, payment or reimbursement of health benefit continuation coverage under COBRA for 18 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and accelerated vesting of 100% of his unvested outstanding equity awards. We do not provide any tax gross-ups.

Change in Control Severance Agreement with Dr. Gino Addiego. We entered into a Change in Control Severance Agreement with Dr. Gino Addiego in March 2011. If upon, or within 12 months following, a change in control, Dr. Addiego is terminated without cause or he resigns for good reason, he is entitled to receive 150% of his then-current salary, plus 150% of average annual cash bonus as determined by us over the prior three years, payment or reimbursement of health benefit continuation coverage under COBRA for 18 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and accelerated vesting of 100% of his unvested outstanding equity awards. We do not provide any tax gross-ups. In addition, pursuant to his offer letter, if Dr. Addiego is terminated without cause prior to the fourth anniversary of his employment date, his initial grant of 240,000 restricted stock units will become immediately fully vested, conditional on Dr. Addiego releasing us from all potential employment claims.

In the Change in Control Severance Agreements described above, “good reason” is defined as (i) a reduction in the executive’s then existing annual salary by more than 10% (other than in connection with an action affecting a majority of our executive officers), (ii) relocation of the principal place of the executive’s employment to a location more than 50 miles from the principal place of executive’s employment prior to the change in control and (iii) a material reduction in the executive’s authority, duties or responsibilities after the change in control.

The following table shows amounts that would have been paid if certain named executive officers had been terminated on December 28, 2012 in connection with a change of control:

Name	Salary ($)	Cash Incentive ($)	Health Benefits ($)	Value of Accelerated Vesting ($) (1)		Total Severance ($)
Clarence L. Granger	856,538	518,978	36,866	1,251,900		2,664,282
Dr. Gino Addiego	571,316	46,940	8,451	1,251,900	(2)	1,878,607
Kevin C. Eichler	479,043	134,907	25,586	549,683		1,189,219

(1)	Amounts based on our stock price as of December 28, 2012, less the option exercise price, in the case of options.

(2)	Assumes full vesting of Dr. Addiego’s initial equity grant pursuant to his offer letter.

Severance Policy for Executive Officers. Under our severance policy for executive officers of the Company, in the event that the chief executive officer is terminated without cause and signs a release of claims, the executive would receive 150% of the executive’s then-current salary, plus 150% of the executive’s average annual cash bonus and cash incentive compensation as determined by us over the prior three years, payment of health benefit continuation coverage under COBRA for 18 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and immediate vesting of unvested outstanding equity awards that would vest within 18 months. In the event that the chief financial officer or chief operating officer is terminated without cause and signs a release of claims, the executive would receive 100% of the executive’s then-current salary, 100% of the executive’s average annual cash bonus and cash incentive compensation as determined by us over the prior three years, payment of health benefit continuation coverage under COBRA for 12 months (or, if earlier, until he becomes eligible for group health coverage with another employer) and immediate vesting of unvested outstanding equity awards that would vest within 12 months. In the event that an executive officer, other than those described in the foregoing, is terminated without cause and signs a release of claims, the executive would receive 75% of the executive’s then-current salary, 50% of the executive’s average annual cash bonus and cash incentive compensation as determined by us over the prior three years and payment of health benefit continuation coverage under COBRA for 9 months (or, if earlier, until he becomes eligible for group health coverage with another employer). We may revise or terminate this policy at any time, except that following a change in control, the policy may not be terminated or amended to adversely affect a participant for 12 months thereafter.

Pursuant to his offer letter, if Dr. Addiego is terminated without cause prior to the fourth anniversary of his employment date, his initial grant of 240,000 restricted stock units will become immediately fully vested, conditional on Dr. Addiego releasing us from all potential employment claims.

In addition, pursuant to Mr. Lev’s offer letter, should we decide to terminate Mr. Lev’s assignment without cause, or fail to identify another similar position for Mr. Lev at our offices in Hayward, California (or another mutually agreed upon location with a similar cost of living) at the end of Mr. Lev’s current assignment (a “Replacement Position”), Mr. Lev is entitled to receive a severance benefit of twelve months salary continuation (at the base pay rate in effect at the time), the earned but unpaid portion of bonus and equity award vesting for twelve months, and health benefits continuation through COBRA (with the Company's contribution paid by the Company with normal employee contributions deducted).

The following table shows amounts that would have been paid if the named executive officers had been terminated without cause (or, in the case of Mr. Lev, if we are unable to identify a Replacement Position) on December 28, 2012:

Name	Salary ($)	Cash Incentive ($)	Health Benefits ($)	Value of Accelerated Vesting ($) (1)		Total Severance ($)
Clarence L. Granger	642,404	389,234	27,649	788,623		1,847,910
Dr. Gino Addiego	380,877	35,334	5,634	1,166,100	(2)	1,587,945
Kevin C. Eichler	319,362	144,329	17,058	355,895		836,644
Deborah E. Hayward	145,662	74,186	12,793	341,258		573,899
Lavi A. Lev	180,000	—	13,317	83,461		276,778

(1)	Amounts based on our stock price as of December 28, 2012, less the option exercise price, in the case of options.

(2)	Assumes full vesting of Dr. Addiego’s initial equity grant pursuant to his offer letter.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or was an officer or employee of the Company during 2012. None of our executive officers serves or served during 2012 as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or its Compensation Committee.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors management may recommend.

BY ORDER OF THE BOARD OF

DIRECTORS

Clarence L. Granger

Chairman and Chief Executive Officer

Dated: April 22, 2013

ANNEX 1

Ultra Clean Holdings, Inc.

Amended and Restated Stock Incentive Plan

(Amended as of May 22, 2013, Subject to Stockholder Approval)

Section 1. Purpose. The purposes of the Ultra Clean Holdings, Inc. Stock Incentive Plan (this “Plan”) are to promote the interests of Ultra Clean Holdings, Inc., a Delaware company (together with its successors and assigns, the “Company”) and its stockholders by (i) attracting and retaining exceptional executive personnel and other key employees and consultants of the Company and its Affiliates (as defined below); (ii) motivating employees, consultants and directors by means of performance related incentives to achieve longer range performance goals; and (iii) enabling employees, consultants and directors to participate in the long term growth and financial success of the Company.

Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

“Award” means any Option, SAR, Restricted Share, RSU, Performance Award or other award granted under the Plan.

“Award Agreement” means any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Board” means the Board of Directors of the Company.

“Cause” means, unless otherwise defined in any Employment Agreement or Award Agreement:

(i) the failure, refusal or willful neglect of a Participant to perform the services required of such Participant in his capacity as an employee;

(ii) the Company forming a good faith belief that a Participant has engaged in fraudulent conduct in connection with the business of the Company or its subsidiaries or that a Participant has committed a felony;

(iii) a Participant’s breach of any trade secret or confidential information agreement with the Company or its subsidiaries; or

(iv) the Company forming a good faith belief that a Participant has committed an act of misconduct, violated the Company’s or its subsidiaries’ anti-discrimination policies prohibiting discrimination or harassment on the grounds of race, sex, age or any other legally prohibited basis, or otherwise has caused material harm to the Company’s or its subsidiaries’ reputation or goodwill.

“Change of Control” means the occurrence of one of the following events:

(i) the consummation of a merger or consolidation of the Company with or into any other entity pursuant to which the stockholders of the Company, or applicable, immediately prior to such merger or consolidation hold less than 50% of the voting power of the surviving entity;

(ii) the sale or other disposition of all or substantially all of the Company’s assets; or

(iii) any acquisition by any person or persons (other than the direct and indirect stockholders of the Company immediately after the Effective Date) of the beneficial ownership of 50% or more of the voting power of the Company’s equity securities in a single transaction or series of related transactions; provided, however, that an underwritten public offering of the Company’s securities shall not be considered a Change in Control;

provided, however, that a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means a committee of one or more members of the Board designated by the Board to administer the Plan. Until otherwise determined by the Board, the full Board shall be the Committee under the Plan.

“Consultant” means any natural person, including an advisor, engaged by the Company or an Affiliate to render bona fide consulting or advisory services.

“Director” means a member of the Board.

“Disability” shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code.

“Employee” means an employee of the Company or any of its Affiliates.

“Employment Agreement” means an employment agreement entered into between a Participant and the Company or any of its Affiliates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the purchase price of the Option or exercise or base price of the SAR, in either case as set forth in the Award Agreement.

“Fair Market Value” means, with respect to a Share as of any date of determination, the reported closing price of a share of such class of common stock on such exchange or market as is the principal trading market for such class of common stock for the trading day immediately preceding such date of determination. If such class of common stock is not listed on an exchange or principal trading market on such date, the fair market value of a Share shall be determined by the Committee in good faith taking into account as appropriate recent sales of the Shares, recent valuations of the Shares and such other factors as the Committee shall in its discretion deem relevant or appropriate.

“Full-Value Awards” means Restricted Shares, RSUs, Performance Awards and other Awards that result in the Company transferring the full value of any underlying Share granted pursuant to an Award, but shall not include Options and SARs.

“Incentive Stock Option” means a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

“Non-Qualified Stock Option” means a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is not intended to be an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

“Participant” means a Person granted an Award under the Plan (and to the extent applicable, any heirs or legal representatives thereof).

“Performance Award” has the meaning set forth in Section 10 hereof.

“Person” means any individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Restricted Shares” has the meaning set forth in Section 8 hereof.

“RSU” has the meaning set forth in Section 9 hereof.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

“SAR” has the meaning set forth in Section 7 hereof.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means shares of common stock of the Company or such other securities as may be designated by the Committee from time to time.

“Substitute Awards” means Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

Section 3. Administration.

(a) Authority of Committee. The Plan shall be administered by the Committee. Subject to the terms of the Plan, applicable law and contractual restrictions affecting the Company, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant and the exercise price or purchase price, if applicable; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions (including the vesting schedule, if any) of any Award and Award Agreement; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b) Committee Composition. If the Board in its discretion deems it advisable, the Board may provide that the Committee may consist solely of two or more “Outside Directors” as defined in the regulations under Section 162(m) of the Code and/or solely of two or more “Non-Employee Directors” as defined in Rule 16b-3.

(c) Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any of its Affiliates, any Participant, any holder or beneficiary of any Award, any stockholder and any Employee.

(d) No Repricings. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the Exercise Price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an Exercise Price that is less than the Exercise Price of the original Options or SARs without stockholder approval.

Section 4. Shares Available for Awards.

(a) Shares Available. Subject to adjustment as provided in this Section, the maximum number of Shares with respect to which Awards may be granted under the Plan shall be 9,855,695, including Shares previously issued under the Plan and including an increase of 1,500,000 Shares effective as of June 10, 2010 and an increase of 3,100,000 shares effective May 22, 2013. Such Shares may consist, in whole or in part, of authorized and unissued shares or treasury shares. Shares underlying Full-Value Awards granted after June 10, 2010 have been and will continue to be counted against the foregoing share reserve as 1.23 Shares.

(b) Shares Returned to Reserve. If, after the effective date of the Plan, any Shares covered by an Award granted under the Plan (including any Substitute Award) or to which such an Award relates are forfeited, or if such an Award is settled for cash or otherwise terminates or is canceled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, shall again become Shares with respect to which Awards may be granted. If SARs are exercised, then all of the Shares (if any) actually issued in settlement of such SARs plus any Shares that represent payment of the Exercise Price shall reduce the number available under this Section. If Full-Value Awards granted after June 10, 2010 are forfeited, then 1.23 times the number of Shares so forfeited will again become available for issuance under the Plan. The following Shares may not again be made available for issuance as awards under the Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding SAR or option; (ii) Shares used to pay the exercise price or withholding taxes related to an outstanding option or SAR; or (iii) Shares repurchased on the open market with the proceeds of the option exercise price.

(c) Section 162(m) Limitation. Subject to the provisions below relating to adjustments upon changes in the Shares, no Employee shall be eligible to be granted Options or SARs covering more than 750,000 Shares during any calendar year.

(d) Adjustments. In the event that the number of issued Shares is increased or decreased as a result of a stock dividend, stock split, reverse stock split, combination or reclassification of Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company (provided that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”), then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number of Shares of the Company (or number and kind of other securities or property) with respect to which Awards may thereafter be granted, (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award.

(e) Substitute Awards. Any Shares underlying Substitute Awards shall not be counted against the Shares authorized for issuance under the Plan and shall increase the number Shares available for issuance hereunder.

Section 5. Eligibility.

(a) General. Any Employee, Consultant or Director shall be eligible to be selected by the Committee to receive an Award under the Plan.

(b) Incentive Stock Options. Only Employees shall be eligible for the grant of Incentive Stock Options.

(c) Substitute Awards. Holders of options and other types of awards granted by a company acquired by the Company or with which the Company combines are eligible for grants of Substitute Awards hereunder.

(d) Non-Employee Directors. Awards may be granted to non-employee Directors in accordance with the policies established from time to time by the Committee specifying the number of shares (if any) to be subject to each such Award and the time(s) at which such Awards shall be granted. Awards granted to non-employee Directors shall be on terms and conditions determined by the Committee, subject to the provisions of the Plan.

Section 6. Stock Options.

(a) Grants. The Committee is authorized to grant Options to Participants with the terms and conditions set forth in this Section 6 and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine.

(b) Type of Option. The Committee shall have the authority to grant Incentive Stock Options, Non-Qualified Stock Options, or both. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with the provisions of Section 422 of the Code, as from time to time amended, or any successor provision thereto, and any regulations implementing such statute.

(c) Exercise Price. The Committee in its sole discretion shall establish the Exercise Price at the time each Option is granted. Notwithstanding the foregoing, the Exercise Price of any Option shall not be less than 100% of the Fair Market Value at the time the Option is granted.

(d) Exercise. Each Option shall have a maximum term of ten years and shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of Federal or state securities laws, as it may deem necessary or advisable.

(e) Payment. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price is received by the Company. Such payment may be made: (i) in cash; (ii) if approved by the Committee, in Shares (the value of such Shares shall be their Fair Market Value on the date of exercise) owned by the Participant for the period required to avoid a charge to the Company’s earnings (which is generally six months); (iii) if approved by the Committee, by a combination of the foregoing; (iv) if approved by the Committee, in accordance with a cashless exercise program; or (v) in such other manner as permitted by the Committee at the time of grant or thereafter.

Section 7. Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights (“SARs”) to Participants with the terms and conditions set forth herein and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value at the time the SAR is granted. Each SAR shall have a maximum term of ten years and shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee may impose such conditions with respect to the exercise of SARs, including without limitation, any relating to the application of Federal or state securities laws, as it may deem necessary or advisable. Each Award Agreement shall specify whether the SAR is exercisable for (a) Shares, (b) cash or (c) a combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of exercise) of the Shares underlying the SARs exceeds the Exercise Price. An Award Agreement may provide that if, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion.

Section 8. Restricted Shares. The Committee is authorized to grant Shares of restricted stock (“Restricted Shares”) to Participants with the terms and conditions set forth herein and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine. Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, past services and future services, to the extent permitted by applicable law. Each Award of Restricted Shares may be subject to vesting as determined by the Committee. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement. Unless otherwise specified in the Award Agreement, the holders of Restricted Shares shall have the same voting and other rights as the Company’s other stockholders, but unless expressly approved by the Committee, no dividend rights (and, to the extent the Committee approves dividend rights for Restricted Shares, any such dividends may be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid).

Section 9. Stock Units and Restricted Stock Units. The Committee is authorized to grant units representing the right to receive Shares (“RSUs”) to Participants with the terms and conditions set forth herein and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine. To the extent that an Award is granted in the form of RSUs, no cash consideration shall be required of the Award recipients. Each Award of RSUs may be subject to vesting as determined by the Committee. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Award Agreement. Holders of RSUs shall have no voting rights or, unless otherwise specified by the Award Agreement, any right to dividends or dividend equivalents (which if approved by the Committee shall in any event be subject to the same conditions and restrictions as the RSUs to which they attach). Settlement of vested RSUs may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee and specified in the Award Agreement. The actual number of RSUs eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Unless otherwise specified in the Award Agreement, the distribution shall occur when all vesting conditions applicable to the RSUs have been satisfied or have lapsed.

Section 10. Performance Awards.

(a) Performance awards granted under the Plan may be earned upon achievement or satisfaction of performance conditions specified by the Committee (“Performance Awards”) and may be settled in cash, Shares, other Awards or other property, as specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions.

(b) Notwithstanding the foregoing, in the case of a Performance Award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code), such Award shall be subject to the following limitations:

(i) Performance Awards Granted to Covered Employees. If the Committee determines that a Performance Award to be granted to an employee who is designated by the Committee as likely to be a covered employee (within the meaning of Section 162(m) of the Code) should qualify as performance-based compensation, the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a pre-established performance goal and other terms set forth in this subsection. Shares awarded to any Participant in a single calendar year pursuant to a Performance Award shall in no event pertain to more than 750,000 shares.

(ii) Performance Goal. The performance goals for Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this subsection. The performance goal shall be objective and shall otherwise meet the requirements of Section 162(m) of the Code (including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain”). The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(iii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for an Affiliate or a business unit of the Company or of an Affiliate shall be used by the Committee in establishing performance goals for Performance Awards: (1) net sales or product and product related revenue; (2) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization or extraordinary or special items, (3) net income or net income per Share (basic or diluted); (4) return on assets, return on investment, return on capital, or return on equity; (5) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (6) interest expense after taxes; (7) operating margin; (8) share price or total stockholder return; and (9) strategic business criteria (including without limitation meeting specified market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction; management of employment practices and employee benefits; and goals relating to acquisitions or divestitures of business units of the Company or of affiliates). The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iv) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of Performance Awards shall be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time when 25% of such performance period has elapsed.

(v) Written Determinations. The Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m) of the Code, prior to settlement of each Performance Award intended to qualify under Section 162(m) of the Code that the performance objective relating to the Performance Award and other material terms upon which settlement of the Award was conditioned have been satisfied.

Section 11. Other Stock-based Awards. The Committee is hereby authorized to grant to Participants other awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, as the Committee shall determine.

Section 12. Effect of Termination of Employment or Service.

(a) Termination of Employment or Service. Except as the Committee may otherwise provide at the time the Award is granted or thereafter, or as required to comply with applicable law, if the Participant’s employment or service with the Company and its Affiliates is terminated by Participant or by the Company for any reason (other than death or Disability or by the Company for Cause), then (i) to the extent not yet vested as of the date of termination, an Award shall immediately be forfeited, and (ii) to the extent vested as of the date of termination, an Award may be retained and, if applicable, exercised until the earlier of (A) the date three months (or such longer or shorter period, if any, specified in the applicable Award Agreement or Employment Agreement) after such termination of employment or service or (B) the date such Award would have expired had it not been for the termination of employment or service, after which time, in either case, such Award shall expire. For the avoidance of doubt, change in status from an Employee to a Consultant or non-employee Director, or vice versa, shall be considered a termination of employment or service except as otherwise determined by the Committee.

(b) Death or Disability. Except as the Committee may otherwise provide at the time the Award is granted or thereafter, or as required to comply with applicable law, if the Participant’s employment or service with the Company and its Affiliates is terminated by reason of death or Disability, then (i) to the extent not yet vested as of the date of termination, an Award shall immediately be forfeited, and (ii) to the extent vested as of the date of termination, the Award may be retained and, if applicable, exercised by the Participant or his successor (if employment or service is terminated by death) until the earlier of (A) the date one year after such termination of employment or service or (B) the date such Award would have expired had it not been for the termination of such employment or service, after which time, in either case, such Award shall expire.

(c) Cause. Except as the Committee may otherwise provide at the time the Award is granted or thereafter, or as required to comply with applicable law, if the Participant’s employment or service with the Company and its Affiliates is terminated by the Company or an Affiliate for Cause, all Awards shall be forfeited and shall expire immediately on the date of termination.

Section 13. Amendment and Termination.

(a) Amendment of the Plan. The Board may amend, alter, suspend or discontinue the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension or discontinuation shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement, for which or with which the Board deems it necessary or desirable to qualify or comply. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform with local rules and regulations in any jurisdiction outside the United States. Any such amendment, alteration, suspension, discontinuance, or termination that would adversely affect the rights of a Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective with respect to such Award without the consent of the affected Participant, holder or beneficiary, except as otherwise provided in Section 14 below or elsewhere in the Plan.

(b) Amendment or Termination of Awards. Subject to the terms of the Plan and applicable law, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment (other than any amendment to Section 14 hereof), alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of a Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary, except as otherwise provided in Section 14 below or elsewhere in the Plan or the applicable Award Agreement.

(c) Termination of the Plan. The Plan shall remain in effect until June 10, 2020, unless earlier terminated by the Board. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the authority for grant of new Awards hereunder has been exhausted.

Section 14. Corporate Transactions.

(a) Corporate Transactions. Any provision of this Plan or any Award Agreement to the contrary notwithstanding, in the event of a Change of Control, the Committee, in its sole discretion, (i) may cause any outstanding Award to be (x) continued by the Company, (y) assumed, or substituted with a substantially equivalent award, by the successor company (or its parent or any of its subsidiaries), or (z) canceled in consideration of a cash payment or alternative Award, if applicable, made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award less any exercise price (provided that the Committee may determine that only holders of vested Awards shall receive any such cash payment or alternative Award); or (ii) may take any other action or actions with respect to the outstanding Awards that it deems appropriate. Any Award (or any portion thereof) not continued or assumed by the Company or the successor company (or its parent or any of its subsidiaries), as applicable, pursuant to the foregoing shall terminate on such Change of Control and the holder thereof shall be entitled to no consideration for such Award.

(b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, all outstanding Awards shall terminate immediately prior to such event.

Section 15. General Provisions.

(a) Dividend Equivalents. In the sole and complete discretion of the Committee, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis; provided that dividends shall not be paid on Options, SARs or on unearned Performance Awards.

(b) Nontransferability of Awards. Except to the extent otherwise provided in an Award Agreement, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution.

(c) No Rights to Awards. No Employee, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

(d) Share Certificates. Any stock certificate or transfer agent book-entry procedure or other evidence of ownership shall carry such appropriate legends, and such written instructions shall be given to the Company transfer agent, as may be deemed necessary or advisable by counsel to the Company in order to comply with the requirements of the Securities Act of 1933, any state securities laws or any other applicable laws, and shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission or any stock exchange upon which such Shares or other securities are then listed and any applicable laws or rules or regulations.

(e) Withholding. A Participant may be required to pay to the Company or any of its Affiliates, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Committee may provide for additional cash payments to holders of Awards to defray or offset any tax arising from any such grant, lapse, vesting, or exercise of any Award.

(f) Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto.

(g) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, Shares and other types of Awards provided for hereunder (subject to stockholder approval if such approval is required), and such arrangements that may be either generally applicable or applicable only in specific cases.

(h) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Company or any Affiliate and shall not lessen or effect the right of the Company or its Affiliates to terminate the employment or service of a Participant.

(i) Rights as a Stockholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be issued under the Plan until he or she has become the holder of such Shares.

(j) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of California.

(k) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant in connection therewith shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

(m) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(n) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(o) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(p) Proprietary Information and Inventions Agreement. A Participant may be required, as a condition precedent to the exercise or settlement of an Award, to have executed and be in compliance with the Company’s (or its subsidiary’s) standard form of confidentiality and non-disclosure agreement.

(q) Modification of Award Terms for non-U.S. Employees. The Committee shall have the discretion and authority to grant Awards with such modified terms as the Committee deems necessary or appropriate in order to comply with the laws of the country in which the Employee resides or is employed, and may establish a subplan under this Plan for such purposes.

(r) Code Section 409A Compliance. To the extent applicable, it is intended that this Plan and any Awards granted hereunder are exempt from, or comply with, the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). The Company shall have the authority to unilaterally amend the Plan and any Award Agreement as the Committee determines in good faith is necessary or desirable to allow any Awards to avoid the imposition of additional tax liabilities under Section 409A to the extent permitted by Section 409A.

ULTRA CLEAN HOLDINGS, INC.

26462 CORPORATE AVENUE

HAYWARD, CA 94545

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01 Clarence L. Granger

02 Susan H. Billat

03 John Chenault

04 David T. ibnAle

05 Leonid Mezhvinsky

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

For Against Abstain

2. Approval of an increase in the number of shares available for issuance under our Amended and Restated Stock Incentive Plan.

3. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Ultra Clean Holdings, Inc. for fiscal 2013.

4. To approve, by an advisory vote, the compensation of Ultra Clean’s named executive officers for fiscal 2012 as disclosed in our proxy statement for the 2013 Annual Meeting of Stockholders.

NOTE: Conduct other business that may properly come before the annual meeting or any adjournment or postponement thereof

For address change/comments, mark here. (see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

0000175339_1 R1.0.0.51160

ULTRA CLEAN HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 22, 2013

2:30 p.m. Pacific Daylight Time

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10-K is/are available at www.proxyvote.com.

ULTRA CLEAN HOLDINGS, INC.

26462 Corporate Avenue

Hayward, CA 94545

This proxy is solicited by the Board of Directors for use at the Annual Meeting on Wednesday May 22, 2013.

This proxy will be voted as directed, or if no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Clarence L. Granger and Kevin C. Eichler, and each of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and in their discretion on any other matters which may properly come before the Annual Meeting and all adjournments.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000175339_2 R1.0.0.51160